As filed with the Securities and Exchange Commission on November 14, 1997


                                  Registration Nos. 333-34835 and 333-34835-01
===============================================================================
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                      ----------------------
                  PRE-EFFECTIVE AMENDMENT NO. 3
                               TO
                             FORM S-3
                      REGISTRATION STATEMENT
                              UNDER
                     THE SECURITIES ACT OF 1933
                     ----------------------


                   JP REALTY, INC.                                    PRICE DEVELOPMENT COMPANY,
    (Exact name of Registrant as specified in its                         LIMITED PARTNERSHIP
                      charter)                             (Exact name of Registrant as specified in its
                                                                              charter)

                      MARYLAND                                                  MARYLAND
  (State or other jurisdiction of incorporation or            (State or other jurisdiction of incorporation or
                   organization)                                                organization)

                     87-0515088                                                 87-0516235
        (I.R.S. Employer Identification No.)                      (I.R.S. Employer Identification No.)

                        35 CENTURY PARK-WAY
                    SALT LAKE CITY, UTAH 84115
                        (801) 486-3911
          (Address, including zip code, and telephone number,
   including area code, of Registrants' principal executive offices)
                      ----------------------
                            JOHN PRICE
                CHAIRMAN OF THE BOARD OF DIRECTORS
                    AND CHIEF EXECUTIVE OFFICER
                           JP REALTY, INC.
                         35 CENTURY PARK-WAY
                      SALT LAKE CITY, UTAH 84115
                           (801) 486-3911
        (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
                      ----------------------
                             COPIES TO:
                        JAY L. BERNSTEIN, ESQ.
                            ROGERS & WELLS
                            200 PARK AVENUE
                        NEW YORK, NEW YORK 10166
                            (212) 878-8000
                      ----------------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. <square>
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. <checked-box>
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. <square> ________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. <square> ________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. <square>
                      ----------------------

  Pursuant to Rule 429 under the Securities Act of 1933, the prospectus constituting a part of this Registration Statement is a combined prospectus and relates to securities of JP Realty, Inc. registered pursuant to a Registration Statement on Form S-3 (Registration No. 33-93752).
                      ----------------------
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                               Subject to Completion
                   Preliminary Prospectus Dated November 14, 1997
PROSPECTUS
                                   $400,000,000
                                  JP REALTY, INC.
               COMMON STOCK, PREFERRED STOCK, COMMON STOCK WARRANTS,
                         DEPOSITARY SHARES AND GUARANTEES

                             PRICE DEVELOPMENT COMPANY,
                                LIMITED PARTNERSHIP
                                  DEBT SECURITIES


      JP Realty, Inc., a Maryland corporation (the "Company"), may from time to time offer in one or more series (i) shares of its common stock, par value $.0001 per share (the "Common Stock"); (ii) shares or fractional shares of its preferred stock, par value $.0001 per share (the "Preferred Stock"), which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts; or (iii) warrants to purchase Common Stock (the "Common Stock Warrants"), with an aggregate public offering price of up to $200,000,000. Price Development Company, Limited Partnership, a Maryland limited partnership and a majority-owned subsidiary of the Company (the "Operating Partnership"), may from time to time offer in one or more series unsecured non-convertible investment grade debt securities or other non-convertible debt securities which will be fully and unconditionally guaranteed by the Company (any such debt securities being referred to herein as "Debt Securities" and any such guarantees being referred to herein as "Guarantees"), with an aggregate public offering price of up to $200,000,000. The Common Stock, Preferred Stock, Common Stock Warrants, Depositary Shares, Debt Securities and Guarantees (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").


      The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights and any initial public offering price; (iii) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability features; (iv) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (v) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Operating Partnership or the holder, any terms for sinking fund payments, rank, any conversion or exchange rights, any Guarantees, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

      The applicable Prospectus Supplement will also contain information, where applicable, about all material federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

      The Offered Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                             --------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             --------------------

                  The date of this Prospectus is       , 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE OPERATING PARTNERSHIP OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Following the sale of any Debt Securities hereunder by the Operating Partnership, the Operating Partnership may become subject to the informational requirements of the Exchange Act and, if so subject, will be required to file reports and other information with the Commission. The Company's and the Operating Partnership's Registration Statement on Form S-3 (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company or the Operating Partnership can be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Electronic filings of the Company made through the Electronic Data Gathering, Analysis and Retrieval
System are publicly available through the Commission's web site (http://www.sec.gov). The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and similar information concerning the Company may be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

      This Prospectus constitutes a part of the Registration Statement filed by the Company and the Operating Partnership with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company, the Operating Partnership and the Offered Securities, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                          FORWARD-LOOKING INFORMATION

      Certain information both included and incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or the Operating Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company or the Operating Partnership, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of the Company or the Operating Partnership include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates, competition, supply and demand for properties in current and proposed market areas of the Company and the Operating Partnership and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties should be considered in evaluating any forward-looking statements contained herein.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The following documents of the Company (Commission File No. 1-12560) which have been filed with the Commission are hereby incorporated by reference to this Prospectus.

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by the Annual Report on Form 10-K/A No. 2 filed November 14, 1997;

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

      3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

      4. The Company's Quarterly RepOrt on Form 10-Q for the quarter ended September 30, 1997;

      5.    The Company's Current Report on Form 8-K, dated January 22, 1997;

      6. The Company's Current Report on Form 8-K, dated June 30, 1997, as amended by the Current Report on Form 8-K/A filed November 10, 1997;

      7.    The Company's Current Report on Form 8-K, dated September 11, 1997;
and

      8. The Company's Registration Statement on Form 8-A, dated November 15, 1993, which contains a description of the Common Stock, including any amendment or report filed for the purpose of updating such description.



      All documents filed by the Company or the Operating Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents.

      Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company and the Operating Partnership hereby undertake to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that this Prospectus incorporates). Requests should be directed to: JP Realty, Inc., 35 Century Park-Way, Salt Lake City, Utah 84115, Attn.: M. Scott Collins, Vice President - Chief Financial Officer and Treasurer, telephone number (801) 486-3911.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

      JP Realty, Inc., a Maryland corporation (the "Company"), is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") primarily engaged in the ownership, leasing, management, operation, development, redevelopment and acquisition of retail properties in Utah, Idaho, Colorado, Arizona, Nevada, New Mexico and Wyoming (the "Intermountain Region") as well as in Oregon, Washington and California. The Company was formed on September 8, 1993 to continue and expand the business, commenced in 1957, of certain companies affiliated with John Price, Chairman of the Board and Chief Executive Officer of the Company. Based on total gross leasable area, the Company owns and operates the largest retail property portfolio in the states of Utah, Idaho and Wyoming, and one of the largest in the Intermountain Region.


      As of November 1, 1997, the Company's portfolio was comprised of 46 retail properties (the "Properties"), including 14 enclosed regional malls, 24 community centers and two free-standing retail properties located in ten states and six mixed-use commercial properties located primarily in the Salt Lake City, Utah metropolitan area. As of that date, the Properties contained an aggregate of approximately 11.6 million square feet of total gross leasable area, of which approximately 9.7 million square feet was Company owned.

      All of the Properties or interests therein are held by, and all of the Company's business operations are conducted through, Price Development Company, Limited Partnership, a Maryland limited partnership (the "Operating
Partnership").   As  of November 1, 1997, the Company owned an approximate 83%
controlling general partner interest in the Operating Partnership. As general partner of the Operating Partnership, the Company has unilateral control and complete responsibility for the management of the Operating Partnership and over each of the Properties. The Company's Common Stock is listed on the NYSE under the Symbol "JPR."

      The Company's management has an average of 23 years of experience in the ownership, leasing, management, operation, development, redevelopment and acquisition of regional malls, community shopping centers and other commercial properties. As of November 1, 1997, the Company had 448 employees, including a corporate staff of 77 individuals including senior management, and 371 property management personnel. The Company's and the Operating Partnership's executive offices are located at 35 Century Park-Way, Salt Lake City, Utah 84115, and their telephone number is (801) 486-3911.


                                USE OF PROCEEDS

      Except as otherwise provided in the applicable Prospectus Supplement, proceeds to the Company from the sale of the Offered Securities will be added to the working capital of the Company and will be available for the repayment of indebtedness, the financing of capital commitments, possible future acquisitions associated with the continued expansion of the Company's business and general corporate purposes.


                      RATIO OF EARNINGS TO FIXED CHARGES

      The Company's ratio of earnings to fixed charges for (i) the nine months ended September 30, 1997 was 3.85x and (ii) the fiscal years ended December 31, 1996 and 1995, the year ended December 31, 1994 (which includes results of operations of the Company's predecessors, which consisted of a group of affiliated companies owned and controlled by John Price (the "Predecessor Companies"), for the period of January 1, 1994 through January 20, 1994) and the years ended December 31, 1993 and 1992 (which are based on the results of operations of the Predecessor Companies) was 3.65x, 3.61x, 3.20x, 1.19x and 1.09x, respectively. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and Preferred Stock distributions are the same as the ratios of earnings to fixed charges.


      The ratios of earnings to fixed charges presented above were computed by dividing the Company's earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before extraordinary item and minority interest of holders of units of limited partner interests in the Operating Partnership (the "OP Units").

Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of deferred financing costs (including amounts capitalized).

      Prior to the completion of the Company's initial public offering on January 21, 1994 (the "IPO"), the Predecessor Companies operated in a highly leveraged manner utilizing traditional single-asset mortgage loans and construction loans as their principal source of outside capital. In connection with completion of the IPO, the Company reorganized the Predecessor Companies into a single consolidated entity and substantially deleveraged their asset base, resulting in a significantly improved ratio of earnings to fixed charges.


                          DESCRIPTION OF COMMON STOCK

GENERAL


      Under the Company's Amended and Restated Articles of Incorporation (the "Charter"), the Company has authority to issue 200,000,000 shares of capital stock, par value $.0001 per share, with 124,800,000 of such shares designated as Common Stock. At November 1, 1997, the Company had outstanding 17,389,827 shares of Common Stock. In addition, the Company has reserved for issuance (i) 3,678,390 shares of Common Stock upon exchange of the OP Units; and (ii) 1,013,793 shares of Common Stock upon exercise of stock options that have been, or are available to be, granted under the Company's 1993 Stock Option Plan. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Charter and (ii) the Company's Amended and Restated By-Laws (the "By-Laws"), which documents are exhibits to this Registration Statement.


TERMS

      Subject to the preferential rights of any other shares or series of capital stock, including, without limitation, the Company's Price Group Stock, par value $.0001 per share (the "Price Group Stock"), and to the provisions of the Charter regarding excess stock, par value $.0001 per share ("Excess Stock"), holders of shares of Common Stock will be entitled to receive distributions on shares of Common Stock if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company. Under the Charter, holders of shares of Price Group Stock are entitled to receive distributions at a rate per share equal to 80% of any distributions declared by the Board of Directors, out of assets legally available therefor, in respect of the Common Stock.

      Subject to the preferential rights of the Price Group Stock with respect to the election of directors and to the provisions of the Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders. No cumulative voting rights for the election of directors will attach to shares of Common Stock or Price Group Stock. For the period that John Price, his spouse and children, any lineal descendants of any of the foregoing, any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing and any other entity now or hereafter controlled by any of the foregoing (collectively, the "Price Group") continues to hold a combined 10% or greater direct or indirect economic interest in the Operating Partnership, the holders of the Price Group Stock will elect two of the seven members of the Board of Directors and the holders of the Common Stock and Price Group Stock, voting together as a single class, will elect the remaining five members of the Board of Directors. After the combined direct or indirect economic interest held by the Price Group in the Operating Partnership falls below 10%, the holders of the Price Group Stock will not, as a class, be entitled to elect any of the members of the Board of Directors, but will vote together with the Common Stock, as a single class, to elect all seven members of the Board of Directors. In addition, any change in the size of the Board of Directors must be approved by a majority of the outstanding shares of the Price Group Stock.

      Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

      The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

      Pursuant to the Maryland General Corporation Law ("MGCL"), a corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Charter provides that such transactions, with the exception of an amendment of the Charter (i) affecting certain changes relating to the Board of Directors or the terms of the Price Group Stock or (ii) to limit stockholder proposals and nominations, can be affected by a vote of a majority of the shares entitled to vote on such matters. With respect to the matters set forth in items (i) and (ii) above, the Charter provides that it may only be amended upon the affirmative vote of not less than 80% of the aggregate votes entitled to vote thereon.

      Provisions of the Charter described below under "Restrictions on Transfers of Capital Stock," together with other provisions of the Charter and the MGCL, may discourage a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium for their shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest.

RESTRICTIONS ON TRANSFER AND OWNERSHIP

      For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding Common Stock, Preferred Stock or Price Group Stock (collectively, the "Equity Stock") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Charter contains certain provisions restricting certain transfers of shares of Equity Stock and limiting the beneficial ownership, directly or indirectly, of the Company's outstanding Equity Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

      The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.


                        DESCRIPTION OF PREFERRED STOCK

GENERAL

      Under the Charter, the Company has authority to issue 200 million shares of capital stock, par value $.0001 per share, of which 124,800,000 shares have been designated as Common Stock, 200,000 of which have been designated as Price Group Stock and 75,000,000 of which have been designated as Excess Stock. As of the date hereof, none of the shares of capital stock has been designated as Preferred Stock. Under the Charter, shares of Common Stock or Excess Stock may be redesignated by the Board of Directors as Preferred Stock and, following such redesignation, may be issued from time to time, in one or more series of Preferred Stock, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Charter to fix for each series, subject to the provisions of the Charter regarding Price Group Stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

TERMS

      The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and the By-Laws and any articles supplementary to the Charter designating terms of a series of Preferred Stock (the "Articles Supplementary").

      Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

      (1)   the title and stated value of such Preferred Stock;

      (2)   the  number   of  shares  of  such  Preferred  Stock  offered,  the
            liquidation preference per share and the offering price of such Preferred Stock;

      (3) the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

      (4) the date from which distributions on such Preferred Stock shall accumulate, if applicable;

      (5)   the provision for a sinking fund, if any, for such Preferred Stock;

      (6)   the  provision  for  redemption, if applicable, of  such  Preferred
            Stock;

      (7)   any listing of such Preferred Stock on any securities exchange;

      (8)   the terms and conditions,  if applicable, upon which such Preferred
            Stock  will  be  convertible  into   Common  Stock,  including  the
            conversion price or rate (or manner of calculation thereof);

      (9) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

      (10) a discussion of federal income tax considerations applicable to such Preferred Stock;

      (11) the relative ranking and preference of such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

      (12) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

      (13) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

      Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock or Price Group Stock of the Company and to all equity securities ranking junior to such Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company.

DISTRIBUTIONS

      Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash distributions at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

      Distributions on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a distribution payable on a distribution payment date on any series of the Preferred Stock for which distributions are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are declared payable on any future distribution payment date.

      If Preferred Stock of any series is outstanding, no distributions will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Stock of such series for any period, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to distributions with the Preferred Stock of such series, all distributions declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to distributions with such Preferred Stock shall be declared pro rata so that the amount of distributions declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Stock does not have a cumulative distribution) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Stock of such series that may be in arrears.

      Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for the then current distribution period, no distributions (other than in shares of Common Stock, Price Group Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to distributions and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, Price Group Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to distributions or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the

Preferred Stock of such series as to distributions or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to distributions and upon liquidation).

      Any distribution payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series that remain payable.

REDEMPTION

      If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

      The applicable Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Stock does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that if no such shares of capital stock shall have been issued, or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

      Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative distribution, full cumulative distributions on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, or (ii) if a series of Preferred Stock does not have a cumulative distribution, full distributions on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of such series of Preferred Stock (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to distributions and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

      If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock, Price Group Stock, Excess Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative distributions for prior distribution periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock ranking on parity with the Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

      Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

      Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Charter or the Articles Supplementary for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any Event set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock; and PROVIDED FURTHER that (a) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

      The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and the provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON TRANSFER AND OWNERSHIP

      The provisions contained in the Company's Charter restricting certain transfers of shares of Equity Stock and limiting the beneficial ownership, directly or indirectly, of the Company's outstanding Equity Stock will effect any shares of Preferred Stock that may from time to time be issued by the Company. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

      The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                     DESCRIPTION OF COMMON STOCK WARRANTS

      The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following description of the Common Stock Warrants sets forth certain general terms and provisions of the Common Stock Warrants to which any Prospectus Supplement may relate. The statements below describing the Common Stock Warrants and the applicable Warrant Agreements are in all respects subject to and qualified in their entirety by any further terms and provisions that may be set forth in any applicable Prospectus Supplement.

      The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

      (1)   the title of such Common Stock Warrants;

      (2)   the aggregate number of such Common Stock Warrants;

      (3) the price or prices at which such Common Stock Warrants will be issued;

      (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants;

      (5) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Offered Security;

      (6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable;

      (7) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased;

      (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire;

      (9) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time;

      (10)  information with respect to book-entry procedures, if any;

      (11)  a discussion of certain federal income tax considerations; and

      (12) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

      Each Common Stock Warrant will entitle the holder thereof to purchase such number of shares of Common Stock, as the case may be, at such exercise price as shall, in each case, be set forth in, or calculable from, the applicable Prospectus Supplement relating to the offered Common Stock Warrants. Prior to the exercise of any Common Stock Warrants, holders of such Common Stock Warrants will not have any rights of holders of Common Stock, including the right to receive payments of distributions, if any, on such Common Stock, or to exercise any applicable right to vote. After the close of business on the expiration date of any series of Common Stock Warrants (or such later date to which such expiration date may be extended by the Company), unexercised Common Stock Warrants will become void.

      Common Stock Warrants may be exercised by delivering to the Warrant Agent payment, as provided in the applicable Prospectus Supplement, of the amount required to purchase the Common Stock purchasable upon such exercise and otherwise by following the procedures specified in such Prospectus Supplement.

      The Warrant Agreements may be amended or supplemented without the consent of the holders of the Common Stock Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Common Stock Warrants and that do not adversely affect the interests of the holders of the Common Stock Warrants.

      Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Stock.


                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

      The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares
(including  distribution,   voting,   conversion,  redemption  and  liquidation
rights).

      The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DISTRIBUTIONS

      A Preferred Stock Depositary will be required to distribute all cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

      In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

      No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged.

WITHDRAWAL OF STOCK

      Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable

Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

      Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, PROVIDED the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

      From and after the date fixed for redemption, all distributions in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

      Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

      In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

      The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

      Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with any applicable law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

      A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with receipts to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock; or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

      The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a

Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF A PREFERRED STOCK DEPOSITARY

      A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

      A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

      Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

      In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.


                        DESCRIPTION OF DEBT SECURITIES

      The Debt Securities may be issued by the Operating Partnership. The Debt Securities will be either (i) non-convertible investment grade Debt Securities or (ii) non-convertible Debt Securities that are fully and unconditionally guaranteed by, and are accompanied by Guarantees of, the Company. The Debt Securities will be issued pursuant to an indenture (the "Indenture"), between the Operating Partnership and a trustee (a "Trustee"). The form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time and is available for inspection as described above under "Available Information." The Indenture will be dated as of a date prior to the issuance of the Debt Securities to which it relates. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities.

GENERAL

      The Debt Securities will be direct, unsecured obligations of the Operating Partnership and, unless subordinated (see "-Subordination" below), will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time, in or pursuant to authority granted by a resolution of the Board of Directors of the Company (the "Board of Directors") on behalf of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided in the Indenture, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

      The Indenture provides that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

      The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms thereof and of the Guarantees, if any, relating to such Debt Securities, including, where applicable, the following:

      (1) the title of such Debt Securities, whether such are senior Debt Securities or subordinated Debt Securities;

      (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

      (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

      (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

      (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

      (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of 12 months consisting of 30 days each;

      (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities, any applicable Guarantees and the Indenture may be served;

      (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

      (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

      (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

      (11)  whether  the  amount  of payments of principal of (and premium,  if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies,  currency  unit  or  units  or  composite  currency  or
            currencies)  and  the  manner   in  which  such  amounts  shall  be
            determined;

      (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

      (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

      (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

      (15)  the   applicability,   if  any,  of  the  defeasance  and  covenant
            defeasance provisions described herein or any modification thereof;

      (16) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

      (17)  the terms and conditions,  if  any, upon which such Debt Securities
            may  be  subordinated  to  other  indebtedness   of  the  Operating
            Partnership;

      (18) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

      (19) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

      (20) any other terms of such Debt Securities or of any Guarantees issued concurrently with such Debt Securities not inconsistent with the provisions of the Indenture.

      The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, the federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

      Except as described under "-Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or any affiliate of any such party, (ii) a change of control or
(iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "-Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's capital stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Stock" and "Description of Preferred Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provisions providing event risk or similar protection.

      Reference is made to "-Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors on behalf of the Operating Partnership or by the Trustee unless the holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "-Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "-Modification of the Indenture."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

      Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

      Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest, if any, on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially at the address which will be set forth in the applicable Prospectus Supplement, PROVIDED that, at the option of the Operating Partnership payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register or by wire transfer of funds to such person at an account maintained within the United States.

      Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

      Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

      Neither the Operating Partnership nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if such Debt Securities are issuable only as registered securities, the day of the mailing of the relevant notice of redemption and (b) if such Debt Securities are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as registered securities and there is no publication, the day of the mailing of the relevant notice of redemption,
(ii) to register the transfer or exchange of any registered security to be redeemed in whole or in part, except, in the case of any registered security to be redeemed in part, the portion thereof not to be redeemed, (iii) to exchange any bearer security so selected for redemption except that such a bearer security may be exchanged for a registered security of that series and like tenor, PROVIDED that such registered security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

      The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, PROVIDED that (i) either the Operating Partnership shall be the continuing entity or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest, if any, on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

      EXISTENCE. Except as permitted under "-Merger, Consolidation or Sale," the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities.

      PAYMENT OF TAXES AND OTHER CLAIMS. The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

      ADDITIONAL  COVENANTS.   Any  additional  or  different  covenants of the
Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

      The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant of the Operating Partnership contained in the Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in such Indenture; (v) default in the payment of an aggregate principal amount exceeding a specified dollar amount of any evidence of recourse indebtedness of the Operating Partnership or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary (as hereinafter defined) or any of their respective property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

      If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

      The Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; PROVIDED, HOWEVER, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

      The Indenture provides that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest, if any, on such Debt Securities at the respective due dates thereof.

      Subject to provisions in the Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

      Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

      Modifications and amendments of the Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities or series of outstanding Debt Securities which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

      The Indenture provides that the holders of not less than a majority in principal amount of a series of outstanding Debt Securities have the right to waive compliance by the Operating Partnership with certain covenants relating to such series of Debt Securities in the Indenture.

      Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes:
(i) to evidence the succession of another person to the Operating Partnership as obligor under such Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of such Indenture to facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities in any material respect;
(v) to change or eliminate any provisions of such Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in such Indenture, PROVIDED that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities or of any applicable Guarantees, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

      The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

      The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by a Trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case, upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities for that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

      Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such Indenture expressly provides may be made, given or taken by the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

      The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Operating Partnership will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the holders of such Debt Securities while default with respect to such senior indebtedness is continuing, the restrictions, if any, on payments to the holders of such Debt Securities following an Event of Default, and provisions requiring holders of such Debt Securities to remit certain payments to holders of senior indebtedness. If this Prospectus is being delivered in connection with a series of Debt Securities, which by its terms are subordinated to other indebtedness of the Operating Partnership, the applicable Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of such other indebtedness outstanding at the end of the Operating Partnership's most recent fiscal quarter. If the applicable Prospectus Supplement relates to Debt Securities that are guaranteed by the Company, the terms and conditions, if any, upon which such guarantee may be subordinated to other indebtedness of the Company will also be set forth.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

      The Operating Partnership may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

      The Indenture provides that, if certain provisions thereof are made applicable to the Debt Securities of or within a series pursuant to such Indenture, the Operating Partnership may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities under certain sections of such Indenture (including the restrictions described under "-Certain Covenants") and, if provided pursuant to such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units of composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled dates therefor.

      Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service ("IRS") or a change in applicable federal income tax law occurring after the date of the Indenture.

      "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or
(ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of a particular series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of interest on or principal of the Government Obligations evidenced by such depository receipt.

      Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the European Currency Unit (the "ECU") both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

      In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "-Events of Default, Notice and Waiver" with respect to certain sections of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "-Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

      The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

GUARANTEES

      If the Operating Partnership issues any Debt Securities that are rated below investment grade at the time of issuance, the Company will fully and unconditionally guarantee, on a senior or subordinated basis, the due and punctual payment of principal of or premium, if any, and interest on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. See "-Subordination." The applicability and terms of any such Guarantees relating to a series of Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities.

GLOBAL SECURITIES


      The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by a depositary for such Global Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

      The specific terms of the depositary arrangement with respect to a series of Global Securities, and certain limitations and restrictions relating to a series of bearer Global Securities, will be described in the applicable Prospectus Supplement relating to such series.


                  RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

      For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding Equity Stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year), and such Equity Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year.

      The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code (or by virtue of being deemed part of a "group" within the meaning of Section 13(d)(3) of the Exchange Act), more than 5% of the number or value of the issued and outstanding shares of the Company (the "Ownership Limit"). The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors is presented that such Ownership Limit will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and undertakings from the applicant with respect to preserving the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

      If shares of Equity Stock in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by fewer than 100 persons or cause the Company to become "closely held" under Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the Equity Stock. Shares issued or transferred that would cause any stockholder to own more than the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code will be exchanged automatically for shares of Excess Stock. All Excess Stock will be transferred, without action by the stockholder, to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the Excess Stock is ultimately transferred. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and it will not be entitled to participate in any distributions made by the Company, except upon liquidation. The intended transferee (provided he does not make a profit from the transfer) may, at any time the Excess Stock is held by the Company in trust, transfer the Excess Stock to any individual whose ownership of such Excess Stock would be permitted under the Ownership Limit provision and would not cause the Company to be beneficially owned by fewer than 100 persons or cause the Company to become to become "closely held" under Section 856(h) of the Code, at which time the Excess Stock would automatically be exchanged for Common Stock. In addition, the Company has the right, for a period of 90 days, beginning on the later of the date of the transfer that caused the exchange for Excess Stock and the date the Board has knowledge of the transfer, to purchase all or any portion of the Excess Stock from the intended transferee at the lesser of the price paid for the Equity Stock by the intended transferee and the closing market price for the Equity Stock on the date the Company exercises its option to purchase.

      The Charter provides that these restrictions will not preclude the settlement of transactions entered into through the facilities of the NYSE.

      Each stockholder who owns, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Equity Stock (or 1% if there are fewer than 2,000 stockholders) must give written notice to the Company containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      The Charter excludes from the Ownership Limit the Price Group, which would exceed the Ownership Limit as a result of the exchange of its OP Units for Common Stock. Some members of the Price Group may also acquire additional shares of Common Stock through the Company's 1993 Stock Option Plan, but in no event will such persons be entitled to acquire additional shares such that the five largest beneficial owners of the Company's shares of Equity Stock hold more than 50% of the total outstanding shares of Equity Stock.

      In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.


                             PLAN OF DISTRIBUTION

      The Company and/or the Operating Partnership, as the case may be, may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers (including executive officers of the Company or other persons that may be deemed affiliates of the Company), through agents or through a combination of any such methods of sale. Any underwriter involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

      The distribution of the Common Stock by the Company may be effected from time to time in one or more transactions (which may involve block transactions) on the NYSE or otherwise pursuant to and in accordance with the applicable rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of Common Stock Warrants or through the issuance of Preferred Stock convertible into Common Stock (whether such Common Stock Warrants or Preferred Stock is listed on a securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or the Operating Partnership or from purchasers of the Offered Securities, for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the

Operating Partnership and any profit on the resale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

      Unless otherwise specified in the applicable Prospectus Supplement, each series of the Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company or the Operating Partnership, as the case may be, may elect to list any series of Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

      Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

      In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Offered Securities may not simultaneously engage in market making activities with respect to the Offered Securities for a period of two business days prior to the commencement of such distribution.


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS OF THE OPERATING PARTNERSHIP

OVERVIEW

      The  following  discussion  should  be  read  in  conjunction  with   the
Consolidated Financial Statements of the Operating Partnership and the Notes thereto appearing elsewhere herein.

      The Operating Partnership is primarily engaged in the ownership, leasing, management, operation, development, redevelopment and acquisition of retail properties in the Intermountain Region, as well as in Oregon, Washington and California. At September 30, the Operating Partnership's portfolio consists of 46 Properties, including 14 enclosed regional malls, 24 community centers, two freestanding retail properties and six mixed-use commercial properties. The Operating Partnership's financial condition and results of operations were positively impacted by the Operating Partnership's August 13, 1997 opening of Spokane Valley Mall, June 30, 1997 acquisition of Visalia Mall, June 1, 1997 acquisition of Silver Lake Mall, the 1996 acquisition of the Grand Teton Mall, the 1995 acquisition of two regional malls, Eastridge Mall and Animas Valley Mall, and one community center, Cottonwood Square. The Operating Partnership's acquisition and development activities added a combined 3,220,000 square feet of Gross Leasable Area ("GLA") to the retail portfolio and 305,000 square feet of GLA to the commercial portfolio during 1995, 1996 and through September 30, 1997.

      The Company is a fully integrated, self-administered and self-managed REIT. The Company completed an additional public offering in August 1995, raising approximately $56.4 million in gross proceeds through the sale of 2,750,000 shares of its Common Stock. An additional public offering was completed in January 1997, raising approximately $40.7 million in gross proceeds through the sale of 1,500,000 shares of Common Stock. The Company purchased units of limited partner interest in the Operating Partnership with the proceeds from these offerings. The Operating Partnership issued 2,750,000 OP Units in 1995 and 1,500,000 OP Units in 1997 from these transactions.

      During 1995, the Operating Partnership obtained a $50 million credit facility (the "1995 Credit Facility") to fund working capital and property acquisition, expansion and development activities. On January 22, 1996, the Operating Partnership obtained an additional $25 million credit facility (the "1996 Credit Facility," together with the 1995 Credit Facility, the "Credit Facilities"). In October 1997, the operating partnership replaced the Credit Facilities with a new $150 million credit facility (the "1997 Credit Facility").

RESULTS OF OPERATIONS

      The financial statement results presented for the period January 21, 1994 through December 31, 1994 reflect a 345 day period and are not indicative of the Operating Partnership's performance on an annual basis. In order to show annualized results, the Operating Partnership has combined its 1994 operations with the 20 day period from January 1, 1994 to January 20, 1994 operations of its Predecessor Companies to compare it to the full year ended December 31, 1995. The Operating Partnership believes presentation in this manner provides a more meaningful discussion of year-to-year results.

      COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1997 TO NINE MONTHS ENDED SEPTEMBER 30, 1996

      Total revenues for the nine months ended September 30, 1997 increased $4,919,000 or $58,765,000 as compared to $53,846,000 in 1996. This increase is primarily attributable to a $3,321,000 or 9% increase in minimum rents to $41,761,000 as compared to $38,440,000 in 1996. Additionally, other income increased $370,000 due to development and leasing fees relating to the opening of the Spokane Valley Mall.

      The  increase in  minimum rents  was  primarily  due  to the  April  1996
acquisition  of the  Grand Teton Mall, June 1997    acquisitions  of  Silver
Lake Mall and Visalia Mall and August 13, 1997 opening of Spokane Valley Mall offset somewhat by certain unexpected vacancies in the retail and commercial properties.

      Recoveries from tenants increased $1,385,000 or 12% to $12,911,000 as compared to $11,526,000 in 1996. Operating and maintenance increased $840,000 or 10% and real estate taxes and insurance increased $81,000. These increases are mainly due to the 1996 acquisition of Grand Teton Mall property and the June 1997 acquisitions of Silver Lake Mall and Visalia Mall. Grand Teton Mall, Silver Lake Mall, Visalia Mall and Spokane Valley Mall had tenant recoveries of $1,286,000 and operating and maintenance, real estate taxes and insurance of $1,330,000. Recoveries from tenants as a percentage of property operating expenses for the nine months ended September 30, 1997 were 84% compared to 80% in 1996.

      General   and  administrative  expenses  increased   $234,000  or  6%  to
$4,014,000 as compared to $3,780,000. The main increase is the result of increased payroll costs from additional personnel added to support the Company's growth.

      Depreciation and amortization increased $653,000 or 7% to $9,576,000 as compared to $8,923,000 in 1996. This increase is primarily due to the acquisitions of Grand Teton Mall, Silver Lake Mall, Visalia Mall, the opening of the Spokane Valley Mall and tenant allowances given on existing GLA.

      Interest expense increased $204,000 or 4% to $5,899,000 as compared to $5,695,000 in 1996. This increase was primarily a result of borrowings to acquire Silver Lake Mall, Visalia Mall and borrowings to construct Spokane Valley Mall. The increase is offset by interest in 1996 on Grand Teton Mall purchase. The debt was repaid in February 1997.

          Net income increased $2,867,000, or 17%, to $19,942,000 as compared to $17,075,000 in 1996. The increase is mainly due to the items discussed above namely the acquisitions of Grand Teton Mall, Silver Lake Mall and Visalia Mall, and the opening of the Spokane Valley Mall. Additionally, net income was increased by the gain on sales of real estate (Arctic Circle Granger) at a gain of $339,000 as compared to gain on sales of real estate in 1996 of $94,000.


      COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED
      DECEMBER 31, 1995

      For the year ended December 31, 1996, net income increased $5,769,000, or 25%, when compared to the year ended December 31, 1995. The improvement in operations was primarily attributable to the following factors: an increase in minimum rents of $8,807,000; an increase in percentage and overage rents of $596,000; and an increase in recoveries from tenants of $3,305,000. These increases were offset by a decrease in interest and other income of $709,000; an increase in operating expenses of $3,801,000; an increase in general and administrative expense of $215,000; and an increase in interest expense of $1,153,000. These were also offset by an increase in depreciation and amortization of $451,000.

      Total revenues for the year ended December 31, 1996 increased $11,999,000, or 20%, to $72,949,000 as compared to $60,950,000 in 1995. This increase is primarily attributable to an $8,807,000, or 20%, increase in minimum rents to $52,447,000 as compared to $43,640,000 in 1995. Additionally, percentage and overage rents increased $596,000, or 17%, to $4,061,000 as compared to $3,465,000 in 1995.

      The April 1996 acquisition of the Grand Teton Mall, the June 1995 acquisitions of the Eastridge Mall and the Animas Valley Mall and the December 1995 acquisition of Cottonwood Square contributed a combined $6,915,000 to the minimum rent increase and $459,000 to the percentage and overage rent increase in 1996.

      Recoveries from tenants increased $3,305,000, or 27%, to $15,557,000 as compared to $12,252,000 in 1995. Property operating expenses, including operating and maintenance and real estate taxes and insurance increased
$3,014,000, or 35%, and $787,000, or 11%, respectively. These increases are mainly due to the 1995 and 1996 property acquisitions. Recoveries from tenants as a percentage of property operating expenses were 80% in 1996, compared to 79% in 1995.

      Interest expense increase $1,153,000, or 17%, to $7,776,000 as compared to $6,623,000 in 1995. This increase resulted from additional borrowings used to acquire the Grand Teton Mall in April 1996.

      Depreciation increased $620,000, or 6%, to $10,230,000 as compared to $9,610,000 in 1995. This increase is primarily due to the 1995 and 1996 property acquisitions and the development of additional GLA at the Properties.

      COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO COMBINED YEAR
      ENDED DECEMBER 31, 1994

      For the year ended December 31, 1995, income before extraordinary item increased by $4,288,000, or 23%, when compared to the year ended December 31, 1994. The improvement in operations was primarily attributable to the following factors: an increase in minimum rents of $5,949,000; an increase in percentage and overage rents of $709,000; an increase in recoveries from tenants of $1,854,000; a decrease in interest income of $168,000; an increase in operating and maintenance expenses of $2,406,000; and a decrease in interest expense of $76,000. These amounts were offset by an increase in depreciation and amortization of $2,364,000.

      Minimum rents increased in 1995 by $5,949,000, or 16%. The increase was primarily attributable to leasing of existing vacant spaces, higher minimum rents on lease renewals and the acquisition of the Woodlands Village Shopping Center on October 19, 1994, and Eastridge Mall and Animas Valley Mall on June 30, 1995, which acquisitions contributed minimum rents of $3,996,000.

      Percentage and overage rents increased in 1995 by $709,000, or 26%. The increase was primarily attributable to increased sales by tenants paying percentage rents and additional percentage rents paid by tenants of Eastridge Mall and Animas Valley Mall.

      Recoveries from tenants increased in 1995 by $1,854,000, or 18%, while operating and maintenance expenses in 1995 increased by $2,406,000, or 13%. Property operating expenses that are incurred by the Operating Partnership are generally passed through to the tenants of each Property in the form of common area charges.

      Interest expense decreased in 1995 by $76,000, or 1%. This decrease was primarily attributable to the retirement of debt during 1995 with proceeds from the August 1995 additional public offering and other existing cash balances.

      Depreciation and amortization expense increased in 1995 by $2,364,000, or 26%, due primarily to the amortization of capitalized costs associated with the 1995 Credit Facility, additional depreciation related to the acquisition of Eastridge Mall and Animas Valley Mall and the write-off of capitalized tenant allowances for vacating tenants.

LIQUIDITY AND CAPITAL RESOURCES

      The Operating Partnership's principal uses of its liquidity and capital resources have historically been for distributions, property development, expansion and renovation programs and debt repayment. The Operating Partnership declared quarterly distributions aggregating $1.695 per OP Unit in 1996 and aggregating $1.305 for the first three quarters of 1997. Future distributions will be determined based on actual results of operations and cash available for distribution.

      The Operating Partnership's  principal  source  of liquidity is  its cash flow from operations generated from its real estate investments. As of September 30, 1997, the Operating Partnership's cash and restricted cash amounted to approximately $5.3 million. In addition to its cash and restricted cash, unused capacity under its $50.0 million and $25.0 million Credit
Facilities totaled $7.5 million as of September 30, 1997. The 1997 Credit Facility increased the Company's unused capacity to $65.0 million. On January 28, 1997, the Company completed an additional public offering of 1,500,000 shares of common stock, raising approximately $40.7 million in gross proceeds. The net proceeds of approximately $38.8 million were contributed to the Operating Partnership in exchange for OP Units and used to pay costs of the offering and to reduce outstanding borrowings under the Credit Facilities by approximately $38.6 million.

      The Operating Partnership's principal long-term capital requirements will be the repayment of principal on the $95 million mortgage debt, which matures in 2001 and which may require principal payments in an amount necessary to reduce the debt to $83.1 million as of January 21, 2000, and to retire outstanding balances under the 1997 Credit Facility which is due in 2000.

         On July 30, 1996, Spokane Mall Development Company, a consolidated partnership, of which the Operating Partnership is the General Partner, entered into a $50.0 million construction facility to fund the development and construction of the Spokane Valley Mall. The construction loan has a three-year term with an optional two-year extension and is secured by the Spokane Valley Mall and guaranteed by the Operating Partnership. There are various interest rates used to calculate interest which vary given the amount of borrowing outstanding. The various interest rates ranged from 6.88 to 8.25 percent during 1996. Borrowings outstanding at September 30, 1997 on this loan were $36.3 million.

      The Operating Partnership is also developing an enclosed regional mall in Provo, Utah. The Provo project will also represent a future long-term capital need for the Operating Partnership. The Operating Partnership expects to fund this project through advances under the 1997 Credit Facility in combination with construction financing. The availability of financing and the status of other projects will influence the Operating Partnership's decision to proceed with, and the pace of, the Provo development.

      The Operating Partnership is also contemplating the expansion and renovation of several of its existing properties and additional development projects and acquisitions as a means to expand its portfolio. Exclusive of construction and development, capital expenditures (both revenue and non-revenue enhancing) for the existing Properties are budgeted in 1997 to be approximately $4,200,000. The Operating Partnership does not expect to generate sufficient funds from operations to meet these long-term capital needs and intends to finance these costs primarily through advances under the 1997 Credit Facility, together with alternative funding sources, including public and private offerings of equity and debt.

      The Operating Partnership intends to incur additional borrowings in the future in a manner consistent with its policy of maintaining a ratio of debt-to-total market capitalization of less than 50%. The Operating Partnership's ratio of debt to total market capitalization was approximately 28% at September 30, 1997.

INFLATION

      Inflation has remained relatively low during the past three years and has had minimal impact on the operating performance of the Properties.
Nonetheless, 93% of the retail tenants' leases contain provisions designed to protect the Operating Partnership from the impact of inflation. Such provisions include clauses enabling the Operating Partnership to receive percentage rents based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rents during the terms of the leases. In addition, many of the leases are for terms less than ten years, which may enable the Operating Partnership to replace existing leases with new leases at higher base and/or percentage rentals if rents of the existing leases are below then-existing market rates. Substantially all of the leases, other than those for anchors, require the tenants to pay a proportionate share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Operating Partnership's exposure to increases in costs and operating expenses resulting from inflation.

      However, inflation may have a negative impact on some of the Operating Partnership's other operating items. Interest and general and administrative expenses may be adversely affected by inflation as these specified costs could increase at a rate higher than rents. Also, for tenant leases with specified rent increases, inflation may have a negative effect as the specified rent increases in these leases could be lower than the increase in the inflation rate at any given time.



                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

      The following summary of material federal income tax considerations relevant to the Company is based on current law, and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of Offered Securities in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. The tax treatment of a holder of any Offered Securities will also vary depending upon the terms of the specific securities acquired by such holder. Additional federal income tax considerations relevant to holders of the Offered Securities other than Common Stock may be provided in the applicable Prospectus Supplement relating thereto.

      EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

      GENERAL. The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its taxable year ended December 31, 1994. The Company believes that it was organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify, or will continue to operate in a manner so as to qualify, as a REIT. Qualification and taxation as a REIT depend upon the Company's ability to meet, on a continuing basis, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company has qualified or will so qualify for any particular year. See "-Failure to Qualify."

      Prior to the issuance of any of the Offered Securities, Rogers & Wells, counsel to the Company ("Counsel"), will render an opinion to the effect that commencing with its taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT under the Code, and the proposed method of operation of the Company, the Operating Partnership and its financing subsidiary (the "Financing Partnership") will enable the Company to continue to so qualify. It must be emphasized that Counsel's opinion is based on various assumptions and is conditioned upon certain representations made by the Company, the Operating Partnership and Financing Partnership as to factual matters. In addition, Counsel's opinion is based upon factual representations of the Company concerning its business and properties, and the business and properties of the Operating Partnership and the Financing Partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the Internal Revenue Service ("IRS") and no assurance can be given that the IRS will not challenge the status of the Company as a REIT. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "-Failure to Qualify."

      As a REIT, the Company generally is not subject to federal corporate income taxes on net income that it distributes currently to stockholders. However, the Company will be subject to federal income or excise tax as follows: (i) the Company will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains; (ii) under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any; (iii) if the Company has
(1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income; (iv) if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property, and, as a result of the Taxpayer Relief Act of 1997, enacted August 5, 1997 (the "Taxpayer Relief Act"), effective for the Company's taxable year ending December 31, 1998, dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability; (vi) if the Company should fail to distribute with respect to each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if the Company acquires any asset from a C corporation (I.E., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company (or the Company first qualified as a REIT), then the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) the REIT's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate (pursuant to Treasury Regulations issued by the IRS which have not yet been promulgated).

      The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

      REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable common stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) that has the calendar year as its taxable year; (6) the beneficial ownership of which is held by 100 or more persons; (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Company believes that it currently satisfies requirements (1) through (7). In addition, the Charter includes restrictions regarding the transfer of the Company's Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (6) and (7) above. See "Restrictions on Transfers of Capital Stock."

      In addition, the Company intends to continue to comply with the Treasury Regulations requiring it to ascertain the actual ownership of its shares. The Taxpayer Relief Act eliminates the rule that a failure to comply with these Regulations will result in a loss of REIT status. Instead, a failure to comply with these regulations will result in a fine. This provision will be effective for the Company's taxable year ending December 31, 1998.

      The Company currently has one "qualified REIT subsidiary." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of the REIT. In applying the requirements described herein, the Company's "qualified REIT subsidiary" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as assets, liabilities and items of the Company. The Company's "qualified REIT subsidiary" will therefore not be subject to federal corporate income taxation, although it may be subject to state or local taxation.

      In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Financing Partnership, are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and the Financing Partnership are treated as partnerships for federal income tax purposes. See "-Other Tax Considerations-Effect of Tax Status of the Operating Partnership and the Financing Partnership on REIT Qualification."

      INCOME TESTS. In order to qualify as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year. The Taxpayer Relief Act repeals the 30% gross income test for taxable years beginning after its enactment. Thus, the 30% gross income test will no longer apply after the Company's taxable year ending December 31, 1997.

      Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of a DE MINIMIS amount of gross annual revenue that fail to meet these conditions. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Taxpayer Relief Act provides a DE MINIMIS rule for non-customary services which is effective for taxable years beginning after August 5, 1997. If the value of the non-customary service income with respect to a property (valued at no less than 150% of the Company's direct cost of performing such services) is 1% or less of the gross income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property." This provision will be effective for the Company's taxable year ending December 31, 1998.

      The Company provides certain services with respect to the Properties through the Operating Partnership, which is not an "independent contractor." However, the Company believes all of the services provided by the Company through the Operating Partnership are considered "usually or customarily rendered" in connection with the rental of retail and other space for occupancy. If the Company contemplates providing services in the future that may be reasonably expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Company and the Operating Partnership will receive no income.

      The Company will receive some income that is not qualifying income for purposes of the 75% and 95% gross income tests. Such income includes management and leasing fee income from the management by the Operating Partnership of retail properties not wholly owned by the Operating Partnership and certain parking income. Such income is not expected to exceed 1% to 2% of the Operating Partnership's gross income and, therefore, will not cause the Company to fail to satisfy the 75% or 95% gross income test.

      If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

      ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets:
(i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership or shares of a "qualified REIT subsidiary" or another

REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership or securities of a "qualified REIT subsidiary" or another REIT).

     After initially meeting the assets tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company maintains adequate records of the value of its assets to ensure compliance with the asset tests and plans to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

     ANNUAL DISTRIBUTION REQUIREMENTS. To qualify as a REIT, the Company generally must distribute to its stockholders at least 95% of its income each year. In addition, the Company will be subject to regular capital gains and ordinary corporate tax rates on undistributed income, and also may be subject to a 4% excise tax on undistributed income in certain events. The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

      Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

      FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and special relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the "dividends received deduction." Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

      TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Taxpayer Relief Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long-term capital gain, domestic stockholders of the Company would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. A domestic stockholder would also receive a refundable tax credit for such stockholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the stock of the Company in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by the
Company. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less), assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

      In general, a domestic stockholder will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the stockholder's adjusted basis of such Common Stock. Such gain or loss generally will constitute long-term capital gain or loss if the stockholder has held such shares for more than one year. Under the Taxpayer Relief Act, an individual, trust or estate that holds shares of Common Stock for more than 18 months will be subject to a maximum tax of 20% on gains from the sale or disposition of such shares. See "-Recent Legislation" below. Loss upon a sale or exchange of Common Stock by a stockholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

      Under certain circumstances, domestic stockholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

      TAXATION OF TAX-EXEMPT STOCKHOLDERS. Distributions by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Common Stock with "acquisition indebtedness" within the meaning of the Code and the Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, under certain circumstances, qualified trusts that own more than 10% (by value) of the Company's shares may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if the Company is a "pension-held REIT." The restrictions on ownership in the Company's Charter should prevent the Company from being treated as a pension-held REIT.

      TAXATION OF NON-U.S. STOCKHOLDERS. The rules governing U.S. federal income taxation of Non-U.S. Stockholders (persons other than (i) citizens or residents of the United States; (ii) corporations, partnerships or other entities created or organized in the United States or any political subdivisions thereof; or (iii) estates or trusts the income of which is subject to U.S. federal income taxation regardless of its source) are complex, and no attempt will be made herein to provide more than a very limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

      Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends and taxed as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions are, generally, subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of his Common Stock as described below (in which case they also may be subject to a 30% branch profits tax if the stockholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding tax at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

      For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required by the Code to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

      Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock will generally not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which, at all times during a specified testing period, less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT" and, therefore, the sale of Common Stock will not be subject to taxation under FIRPTA. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

OTHER TAX CONSIDERATIONS

      EFFECT OF TAX STATUS OF THE OPERATING PARTNERSHIP AND THE FINANCING PARTNERSHIP ON REIT QUALIFICATION. All of the Company's investments are through the Operating Partnership and the Financing Partnership. The Company believes that the Operating Partnership and the Financing Partnership are properly treated as partnerships for tax purposes (and not as associations taxable as corporations). If, however, the Operating Partnership or the Financing Partnership were treated as an association taxable as a corporation, the Company would cease to qualify as a REIT. Furthermore, in such a situation, any partnership treated as a corporation would be subject to corporate income taxes. Also, in such a situation, the Company would not be able to deduct its share of any losses generated by any such partnership in computing its taxable income.

      TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the Operating Partnership and the Financing Partnership require allocations of income, gain, loss and deduction with respect to contributed Property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of
Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interests in the Properties at their agreed value.

      STATE AND LOCAL TAXES. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in the Common Stock of the Company.

RECENT LEGISLATION

      In addition to changes to the requirements for qualification and taxation as a REIT discussed above, the Taxpayer Relief Act also contains significant changes to the taxation of capital gains of individuals, trusts and estates. For gains realized after July 28, 1997, and subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long term capital gain allocated to a stockholder by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held for more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act.


                                 LEGAL MATTERS

      The validity of the Offered Securities issued hereunder, as well as certain legal matters described under "Federal Income Tax Considerations," will be passed upon for the Company by Rogers & Wells, New York, New York, and certain legal matters will be passed upon for any underwriters, dealers or agents by the counsel named in the applicable Prospectus Supplement. Rogers & Wells will rely as to certain matters of Maryland law on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.


                                    EXPERTS

      The financial statements of Price Development Company, Limited Part-nership as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 and the period January 21, 1994 to December 31, 1994 included in this Prospectus and the financial statements incorporated in this Prospectus by reference to JP Realty, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, and the audited historical financial statements included on page F-2 of JP Realty, Inc.'s Current Report on Form 8-K, dated June 30, 1997 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

              PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION





CONSOLIDATED FINANCIAL STATEMENTS                              Page
                                                               ----

Report of Independent Accountants . . . . . . . . . . . . . .  F-2


Consolidated Balance Sheet as of September 30, 1997,
     December 31, 1996 and 1995 . . . . . . . . . . . . . . .  F-3

Consolidated Statement of Operations for the nine-month
     periods ended September 30, 1997 and 1996 and for the
     years ended December 31, 1996, 1995 and for the
     period January 21, 1994 to December 31, 1994 . . . . . .  F-4

Consolidated Statement of Partners' Capital for the period
     ended September 30, 1997 and for the years ended December
     31, 1996, 1995 and for the period January 21, 1994
     to December 31, 1994 . . . . . . . . . . . . . . . . . .  F-5

Consolidated Statement of Cash Flows for the nine-month
     periods ended September 30, 1997 and 1996 and for the
     years ended December 31, 1996, 1995, and for the
     period January 21, 1994 to December 31, 1994 . . . . . .  F-6

Notes to Financial Statements . . . . . . . . . . . . . . . .  F-7

Schedule II - Valuation and Qualifying Accounts . . . . . . .  F-15

Schedule III - Real Estate and Accumulated Depreciation . . .  F-16

OTHER INFORMATION

Unaudited Pro Forma Condensed Consolidated Statement
     of Operations for the year ended December 31, 1996
     and for the nine-month period ended September 30, 1997 . . . .  F-19

Selected Financial and Other Data . . . . . . . . . . . . . .  F-23

REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of
   Price Development Company, Limited Partnership


In our opinion, the consolidated financial statements of Price Development Company, Limited Partnership listed in the accompanying index, present fairly, in all material aspects, the financial position of Price Development Company, Limited Partnership and affiliated partnerships at December 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended and the period January 21, 1994 through December 31, 1994, all in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Price Development Company, Limited Partnership; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE LLP
Salt Lake City, Utah
January 29, 1997

           PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                      CONSOLIDATED BALANCE SHEET
                        (DOLLARS IN THOUSANDS)

                      UNAUDITED
                      ---------
                      SEPTEMBER 30,      DECEMBER 31,      DECEMBER 31,
                        1997           1996              1995
                    ------------    ------------     ------------
ASSETS
Real Estate Assets
  Land . . . . . .  $     93,820    $     69,714     $     63,754
  Buildings. . . .       441,026         353,500          320,757
                    ------------    ------------     ------------
                         534,846         423,214          384,511
  Less: Accumulated
   Depreciation. .       (95,251)        (87,318)         (77,462)
                    ------------    ------------     ------------
  Operating Real
   Estate Assets .       439,595         335,896          307,049
  Real Estate Under
   Development . .        28,243          30,027            3,694
                    ------------    ------------     ------------
  Net Real Estate
   Assets. . . . .       467,838         365,923          310,743
Cash . . . . . . .         2,870           1,750            1,827
Restricted Cash. .         2,442           2,372            2,464
Accounts and Notes
 Receivable, Net .         5,907           4,081            3,295
Deferred Charges,
 Net . . . . . . .         6,819           6,512            7,874
Other Assets . . .         1,872             722              858
                    ------------    ------------     ------------
                    $    487,748    $    381,360     $    327,061
                    ============    ============     ============

LIABILITIES AND
  PARTNERS' CAPITAL
Borrowings . . . .  $    216,456    $    162,375     $    106,406
Accounts Payable and
 Accrued Expenses.        16,344          11,611            7,837
Distributions Payable      9,234              --               --
Accumulated Losses
 in Excess of
 Equity
 Investment. . . .            --           1,555            1,555
Other Liabilities.         2,263             485              923
                    ------------    ------------     ------------
                         244,297         176,026          116,721
                    ------------    ------------     ------------
Minority Interests         1,776             668              598
                    ------------    ------------     ------------

Commitment and
  Contingencies            --               --               --

PARTNERS' CAPITAL
General Partner. .       208,130         172,286          175,604
Limited Partners .        33,545          32,380           34,138
                    ------------    ------------     ------------
                         241,675         204,666          209,742
                    ------------    ------------     ------------
                    $    487,748    $    381,360     $    327,061
                    ============    ============     ============


           See accompanying notes to financial statements.

           PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                CONSOLIDATED STATEMENT OF OPERATIONS
      (DOLLARS IN THOUSANDS - EXCEPT PARTNERSHIP UNIT AMOUNTS)

                                      FOR THE NINE MONTHS        FOR THE YEAR        FOR THE PERIOD
                                      ENDED SEPTEMBER 30,     ENDED DECEMBER 31,     JANUARY 21,
                                    ----------------------   ---------------------      1994 TO
                                           UNAUDITED                                  DECEMBER 31,
                                       1997        1996         1996       1995           1994
                                     --------    --------     --------   --------    -------------
REVENUES
Minimum Rents. . . . . . . . . . .  $   41,761  $   38,440   $  52,447  $   43,640    $    35,775
Percentage and Overage Rents . . .       3,087       3,190       4,061       3,465          2,632
Recoveries from Tenants. . . . . .      12,911      11,526      15,557      12,252          9,903
Interest . . . . . . . . . . . . .         397         451         549       1,231          1,387
Other. . . . . . . . . . . . . . .         609         239         335         362            374
                                    ----------  ----------   ---------  ----------    -----------
                                        58,765      53,846      72,949      60,950         50,071
                                    ----------  ----------   ---------  ----------    -----------
EXPENSES
Operating and Maintenance. . . . .       8,892       8,060      11,240       8,288          6,874
Real Estate Taxes and Insurance. .       6,134       6,053       7,679       6,892          6,116
Advertising and Promotions . . . .         328         320       426         364            299
General and Administrative . . . .       4,014       3,780       5,060       4,845          3,801
Depreciation . . . . . . . . . . .       8,381       7,580      10,230       9,610          7,588
Amortization of Deferred
  Financing Costs. . . . . . . . .         719         821       1,085       1,256            538
Amortization of Deferred
  Leasing Costs. . . . . . . . . .         476         522         664         662            608
Interest . . . . . . . . . . . . .       5,899       5,695       7,776       6,623          5,873
                                    ----------  ----------   ---------  ----------    -----------
                                        34,843      32,831      44,160      38,540         31,697
                                    ----------  ----------   ---------  ----------    -----------

                                        23,922      21,015      28,789      22,410         18,374
Minority Interest in Income of
 Consolidated Partnerships . . . .        (299)       (297)       (389)       (421)          (277)
Equity in Net Loss of Partnership
 Interest                                   --          --          --        (184)           (82)
Gain on Sales of Real Estate . . .         339          94          94         918             --
                                    ----------  ----------   ---------  ----------    -----------
Income Before Extraordinary Item .          --          --      28,494      22,723         18,015
Extraordinary Item-Loss on
  Extinguishment of Debt . . . . .          --          --          --          --         (6,670)
                                    ----------  ----------   ---------  ----------    -----------
Net Income . . . . . . . . . . . .  $   23,962  $   20,812   $  28,494  $   22,723    $    11,345
                                    ==========  ==========   =========  ==========    ===========

Earnings Per Partnership Unit
Income Before Extraordinary Item .  $     1.14  $     1.06   $    1.45  $     1.26    $      1.06
Extraordinary Item . . . . . . . .          --          --          --          --           (.39)
                                    ----------  ----------   ---------  ----------    -----------
Net Income . . . . . . . . . . . .  $     1.14  $     1.06   $    1.45  $     1.26    $       .67
                                    ==========  ==========   =========  ==========    ===========
Weighted Average Number of
  Partnership Units Outstanding. .      21,069      19,665  19,667,865  18,037,429     16,922,809
                                    ==========  ==========  ==========  ==========     ==========


          See accompanying notes to financial statements.

           PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
            CONSOLIDATED STATEMENT OF PARTNERS' EQUITY
                      (DOLLARS IN THOUSANDS)

                           General       Limited
                           Partner       Partners      Total
                         ----------     ----------   ----------

Commencement of Operation
 on January 21, 1994
Basis Adjustments and
 acquisitions of Limited
 Partners' Interests . .  $  (67,402)    $   38,679   $  (28,723)
Units Issued for Proceeds
 From Initial Public
 Offering. . . . . . . .     206,198             --      206,198
Distributions. . . . . .     (20,116)        (5,631)     (25,747)
Net Income . . . . . . .       8,870          2,475       11,345
                          ----------     ----------   ----------
Partners' Capital at
 December 31, 1994           127,550         35,523      163,073

Units Issued for Proceeds
 from Sale of Common
 Stock . . . . . . . . .      52,888             --       52,888
Units Issued Upon
 Exercise of Stock
 Options . . . . . . . .         976             --          976
Distributions. . . . . .     (23,881)        (6,037)     (29,918)
Net Income . . . . . . .      18,071          4,652       22,723
                          ----------     ----------   ----------
Partners' Capital at
 December 31, 1995           175,604         34,138      209,742

Units Issued Upon
 Exercise of Stock
 Options . . . . . . . .         407             --          407
Conversion of Limited
 Partners' Interests . .         164           (164)          --
Distributions. . . . . .     (27,139)        (6,838)     (33,977)
Net Income . . . . . . .      23,250          5,244       28,494
                          ----------     ----------   ----------

Partners' Capital at
 December 31, 1996           172,286         32,380      204,666


* Units Issued for
   Proceeds from Sale
   of Common Stock . . .       38,632             --       38,632
* Units Issued Upon
   Exercise of Stock
   Options . . . . . . .          220             --          220
* Conversion of Limited
   Partners' Interests .           39            (39)          --
* Units Issued for
   Acquisition . . . . .           --          1,863        1,863
* Distributions. . . . .      (22,899)        (4,769)     (27,668)
* Net Income . . . . . .       19,852          4,110       23,962
                           ----------     ----------   ----------

* Partners' Capital at
   September 30, 1997      $  208,130     $   33,545   $  241,675
                           ==========     ==========   ==========


* Unaudited



          See accompanying notes to financial statements.

           PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                CONSOLIDATED STATEMENT OF CASH FLOWS
                       (DOLLARS IN THOUSANDS)


                                      FOR THE NINE MONTHS        FOR THE YEAR        FOR THE PERIOD
                                      ENDED SEPTEMBER 30,        ENDED DECEMBER 31,     JANUARY 21,
                                    ----------------------   ---------------------      1994 TO
                                           UNAUDITED                                  DECEMBER 31,
                                       1997        1996         1996       1995           1994
                                     --------    --------     --------   --------    -------------

CASH FLOWS FROM OPERATING
  ACTIVITIES
Net Income . . . . . . . . . . . .  $   23,962   $  20,812   $   28,494  $  22,723   $    11,345
Adjustments to Reconcile Net
 Income to Net Cash Provided
 by Operating Activities:
  Depreciation . . . . . . . . . .       8,381       7,580       10,230      9,610         7,588
  Amortization . . . . . . . . . .       1,195       1,343        1,749      1,918         1,146
  Minority Interest in Income of
   Consolidated Partnerships . . .         299         297          389        421           277
  Equity in Net Loss of
   Partnership Interest. . . . . .          --          --           --        184            82
  Gain on Sales of Real Estate . .        (339)        (94)         (94)      (918)           --
  Increase in Accounts and
   Notes Receivable. . . . . . . .      (1,782)       (504)        (786)      (540)       (1,726)
  (Increase) Decrease in Deferred
   Charges . . . . . . . . . . . .      (1,070)       (315)        (387)    (1,428)          640
  Increase in Accounts Payable and
   Accrued Expenses. . . . . . . .       6,399       2,778        3,774        887         1,324
  Decrease (Increase) in Other . .          98        (331)        (295)      (138)          164
                                    ----------  ----------   ----------  ---------    ----------
  Net Cash Provided by Operating
   Activities. . . . . . . . . . .      37,143      31,566       43,074     32,719        20,840
                                    ----------  ----------   ----------  ---------    ----------

CASH FLOWS FROM INVESTING
  ACTIVITIES
Real Estate Assets, Developed or
  Acquired. . . . . . . . . . . . .   (86,486)    (51,395)     (65,323)   (69,300)      (16,514)
Proceeds from Sales of Real
  Estate. . . . . . . . . . . . . .       410          --           --      1,281            --
Decrease (Increase) in
  Restricted Cash. . . . . . . . .        (70)       (400)          92        636           855
                                    ----------  ----------   ----------  ---------    ----------
   Net Cash Used in Investing
    Activities . . . . . . . . . .     (86,146)    (51,795)     (65,231)   (67,383)      (15,659)
                                    ----------  ----------   ----------  ---------    ----------

CASH FLOWS FROM FINANCING
  ACTIVITIES
Proceeds from Borrowings . . . . .      85,414      52,890       65,442     47,009       104,021
Repayment of Borrowings. . . . . .     (56,087)     (9,440)      (9,473)   (49,344)     (203,231)
Deferred Financing Costs . . . . .        (431)         --           --         --        (4,162)
Net Proceeds from Sale of
  Partnership Units. . . . . . . .      38,852         141         407     53,850       206,198
Distributions to Partners. . . . .     (18,434)    (17,155)     (33,977)   (29,918)      (25,747)
Distributions to Minority
  Interests. . . . . . . . . . . .        (191)       (262)       (319)      (258)         (175)
Capital Contributions by
  Minority Interests . . . . . . .       1,000          --           --         --            --
Decrease in Due to Affiliates. . .          --          --           --         --       (23,005)
Buyout of Joint Venture Partner . .         --          --           --         --       (44,376)
                                    ----------  ----------   ----------  ---------    ----------
   Net Cash Provided by Financing
    Activities . . . . . . . . . .      50,123      26,174       22,080     21,339         9,523
                                    ----------  ----------   ----------  ---------    ----------
Net (Decrease) Increase in Cash. .       1,120       5,945          (77)   (13,325)       14,704
Cash, Beginning of Period. . . . .       1,750       1,827        1,827     15,152           448
                                    ----------  ----------   ----------  ---------    ----------
Cash, End of Period. . . . . . . .  $    2,870  $    7,772   $    1,750  $   1,827    $   15,152
                                    ==========  ==========   ==========  =========    ==========


          See accompanying notes to financial statements.

            PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS
                    (DOLLARS IN THOUSANDS -
            EXCEPT PER SHARE AND PARTNERSHIP UNIT AMOUNTS)


1.   ORGANIZATION AND BASIS PRESENTATION

Price Development Company, Limited Partnership (the "Operating Partnership") was formed on September 13, 1993 under the Limited Partnership Law of Maryland and commenced operations on January 21, 1994 when JP
Realty, Inc. (the "Company") completed an initial public  offering
("IPO") and issued 13,029,500 Shares of common stock at $17.50 per share. Net proceeds of $206,198 were used to purchase an approximate 78.18 percent general partnership interest in the Operating Partnership. The Company is a real estate investment trust (REIT) as defined by the Internal Revenue Code. Concurrent with the IPO, the partners and owners of the Predecessor Companies contributed their properties to the Operating Partnership, in exchange for limited partnership interests in the Operating Partnership which became exchangeable after one year from the date of the IPO, at the option of the holders of such interests, for common stock in the Company. The predecessor companies are not a single legal entity but rather a combination of real estate properties of a number of affiliated partnerships, joint ventures and certain properties carved-out of an S-
Corporation, all having varying ownership interests in common.

Concurrent with the closing of the IPO, a majority owned financing partnership of the Operating Partnership borrowed $95,000 through a private placement and the Operating Partnership borrowed $9,000 from a bank. The net proceeds from the IPO and the borrowings were used primarily to repay indebtedness, acquire a 75% interest in a mall, pay certain expenses, and held as cash on hand for operations and future acquisitions. The extraordinary item recognized in the period
January 21, 1994 to December 31, 1994 resulted from mortgage prepayment penalties ($5,874) and the write-off of deferred financing costs ($796) on the mortgage debt satisfied with the proceeds from the IPO.

On August 7, 1995, the Company sold 2,750,000 shares of common stock in an underwritten public offering at $20.50 per share. Net proceeds of $52,887 were contributed to the Operating Partnership in exchange for additional partnership units and were principally used to repay indebtedness incurred by the Operating Partnership to fund acquisition activities.

On January 28, 1997, the Company sold 1,500,000 shares of common stock in an underwritten public offering at $27.13 per share. Net proceeds of $38,600 were contributed to the Operating Partnership in exchange for additional partnership units. The Operating Partnership used the proceeds to repay borrowings under the $50,000 credit facility.

As a result of the aforementioned stock offerings and contribution of capital to the Operating Partnership by the Company, it owned approximately
82.70 (unaudited), 81.66 and 81.28 percent general partnership interest of the Operating Partnership as of September 30, 1997, December 31, 1996 and 1995, respectively.

The Operating Partnership is primarily engaged in the business of owning, leasing, managing, operating, developing and redeveloping malls, community centers and other commercial properties. The tenant base includes primarily national retail chains and local retail companies. Consequently, the Operating Partnership's credit risk is concentrated in the retail industry.



2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION


The accompanying consolidated financial statements include the accounts of the Operating Partnership and all partnerships in which the Operating Partnership has a majority interest. All significant intercompany accounts and transactions have been eliminated in the consolidation.

The Operating Partnership's 30 percent limited partnership interest in Silver Lake Mall is accounted for using the equity method. Commencing in 1996, the Operating Partnership discontinued recording its proportionate interest in the loss generated by this partnership as the Operating Partnership is not required to fund such losses. On June 1, 1997, the Operating Partnership acquired the remaining 70 percent interest in Silver Lake Mall and it is now consolidated in the financial statements.

REVENUE RECOGNITION

Certain minimum rents are recognized monthly based upon amounts which are currently due from tenants, when such amounts are not materially different than recognizing the fixed cash flow over the initial term of the lease using the straight-line method. All other minimum rents are recognized using the straight-line method. Percentage rents are recognized monthly on an accrual basis based on estimated annual amounts.

            PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS
                    (DOLLARS IN THOUSANDS -
            EXCEPT PER SHARE AND PARTNERSHIP UNIT AMOUNTS)

REAL ESTATE ASSETS


Real estate assets are stated at cost. At each balance sheet date, the Operating Partnership reviews for possible impairment to the recorded book values of real estate assets based upon expectations of future nondiscounted cash flows (excluding interest) from each property.


Depreciation is computed on a straight-line basis generally over 40 years for buildings and four to ten years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the life of the related lease. Expenditures for maintenance and repairs are charged to operations as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their estimated useful lives.

INCOME TAXES


Income taxes have not been provided in the accompanying financial statements as the tax effects of the Operating Partnership's operations accrue directly to the partners.


RESTRICTED CASH

Restricted cash reflects cash restricted under terms of a loan agreement to be used for certain capital expenditures and funds held in reserve by a trustee for interest payments on borrowings.

INTEREST AND REAL ESTATE TAXES

Interest and real estate taxes incurred during the construction period are capitalized and depreciated over the lives of the constructed assets.

DEFERRED CHARGES

Third party costs incurred in obtaining long-term financing and initial tenant leases are included in deferred charges in the accompanying consolidated balance sheet and are amortized on a straight-line basis over the terms of the related debt and lease agreements, as applicable.

PER UNIT DATA

Earnings per unit for income before extraordinary item, and net income was computed for each period by dividing the respective amounts by the weighted average number of units outstanding.

USE OF ESTIMATES

The preparation of these financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENT


In October 1995, the Financial Accounting Standards Board issued
SFAS 123 "Accounting for Stock-based Compensation." The statement allows an entity to elect either the fair value based method of accounting for employee stock options or the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock
Issued to Employees."  The new pronouncement was adopted beginning
January 1, 1996. The Operating Partnership has elected to continue valuing stock-based compensation under the intrinsic value based method but has included proforma disclosure in Note 11 showing the impact on net income and earnings per partnership unit had the fair value based method prescribed by SFAS 123 been utilized for financial reporting.

The Operating Partnership is required to adopt the Statement of Accounting Standard No. 128 ("SFAS 128") as of December 31, 1997; earlier application is not permitted. SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per partnership unit. The Operating Partnership does not believe that the adoption of SFAS 128 will have a material effect on the Operating Partnership's method of calculation or display of earnings per partnership unit.

            PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS
                    (DOLLARS IN THOUSANDS -
            EXCEPT PER SHARE AND PARTNERSHIP UNIT AMOUNTS)


INTERIM FINANCIAL DATA


The interim financial data for the nine months ended September 30, 1996 and 1997 is unaudited; however, in the opinion of the Operating Partnership, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.


3.   ACQUISITIONS


On June 30, 1995 the Operating Partnership acquired the Eastridge Mall located in Casper, Wyoming and the Animas Valley Mall located in Farmington,
New Mexico for approximately $51,875. The acquisition was financed utilizing borrowings on a $50,000 line of credit.

On April 4, 1996, the Operating Partnership acquired the Grand Teton Mall located in Idaho Falls, Idaho for approximately $34,400. The acquisition was financed utilizing borrowings on a $50,000 line of credit.

The following unaudited pro forma financial information for the year ended December 31, 1996, is presented as if the acquisition of the Grand Teton Mall had occurred on January 1, 1996. The unaudited pro forma financial information for the year ended December 31, 1995 is presented as if the acquisition of the Eastridge Mall and Animas Valley Mall, the August 7, 1995 issuance of partnership units to the Company and the acquisition of the Grand Teton Mall had occurred on January 1, 1995.


                                               DECEMBER 31,
                                        -------------------------
                                            1996         1995
                                         ----------   ----------
Pro forma revenues . . . . . . . . . .   $   74,100   $   70,746

Pro forma net income . . . . . . . . .       28,534       26,089

Pro forma earnings per partnership
  unit . . . . . . . . . . . . . . . .   $     1.45   $     1.33



On June 1, 1997, the Operating Partnership acquired the remaining 70% interest in Silver Lake Mall located in Coeur D'Alene, Idaho by issuing 72,000 partnership units and assuming $24,755 in debt (unaudited). On
June 30, 1997, the Operating Partnership acquired Visalia Mall located in Visalia, California for $38,000 paying $1,000 from operations and $37,000 from borrowings (unaudited).


Reference is made to the unaudited pro forma financial information, reflecting the 1997 acquisitions, included elsewhere herein.


4.   ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable in the consolidated balance sheet are expected to be collected within one year and are net of estimated unrecoverable amounts of approximately $489 and $504 at December
31, 1996 and 1995, respectively.

5.   DEFERRED CHARGES

Deferred charges consist of the following:

                                               DECEMBER 31,
                                        -------------------------
                                            1996         1995
                                         ----------   ----------
Financing costs. . . . . . . . . . . .   $    4,695    $   5,043
Leasing costs. . . . . . . . . . . . .        7,881        8,505
                                         ----------    ---------
                                             12,576       13,548
Less accumulated amortization. . . . .       (6,064)      (5,674)
                                         ----------    ---------
                                         $    6,512    $   7,874
                                         ==========    =========

            PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS
                    (DOLLARS IN THOUSANDS -
            EXCEPT PER SHARE AND PARTNERSHIP UNIT AMOUNTS)


6.   BORROWINGS

Borrowings consist of the following:

                                               DECEMBER 31,
                                        -------------------------
                                            1996         1995
                                         ----------   ----------

Notes, secured by real estate; interest
  at 6.37 percent; interest only is
  payable quarterly through January 21,
  2001 at which time the principal
  balance is due. . . . . . . . . . . .  $   95,000    $   95,000

Credit facility, secured by real estate;
  interest at 115 basis points over AAA
  commercial paper. . . . . . . . . . .      44,000            --

Construction loan, secured by real
  estate. . . . . . . . . . . . . . . .      16,943            --
Credit facility, unsecured; interest
  at 175 basis points over LIBOR. . . .       4,200            --

Mortgage payable, secured by real
  estate; interest at 9.38 percent;
  due in 2001 . . . . . . . . . . . . .       2,072         2,205

Note payable, interest at 7.8 percent;
  due in 2000 . . . . . . . . . . . . .         160           201

Note payable, secured by real estate;
  interest at LIBOR plus 200 basis
  points (maximum interest rate of 6.5
  percent); due January 21, 1996. . . .          --         9,000
                                         ----------    ----------
                                         $  162,375    $  106,406
                                         ==========    ==========


On March 8, 1995, the Operating Partnership entered into a $50,000 credit facility agreement which provides for a two year commitment ending in March
1997 with an option to extend for an additional year (which option was exercised on January 22, 1997). Borrowings under this agreement are collateralized by approximately $79,000 of the Operating Partnership's assets at net book value. The credit facility bears interest at a floating rate equal to 115 basis points over the established rate of AAA commercial paper and is guaranteed by the Company. The facility also provides for commitment fees equal to .25% on the unused line of credit amount. For the year ended
December 31, 1996 and 1995, the Operating Partnership paid commitment fees totaling $200 and $90, respectively. Borrowings outstanding at September 30, 1997 (unaudited) and December 31, 1996 under this facility were $49,621 and $44,000, respectively.

On January 22, 1996, the Operating Partnership entered into a $25,000 unsecured credit facility agreement. This credit facility bears interest at a floating rate equal to 175 basis points over LIBOR, and provides a two-year credit line with an options to extend for an optional year (which option was exercised on January 24, 1997). The facility also provides for commitment fees equal to
 .375% on the unused credit amount. For the year ended December 31, 1996, the Operating Partnership paid commitment fees totaling $67. Borrowings outstanding at September 30, 1997 (unaudited) and December 31, 1996 under this facility were $17,500 and $4,200, respectively.

On July 30, 1996, Spokane Mall Development Company, a consolidated partnership, of which the Operating Partnership is the General Partner, entered into a $50,000 construction facility.  The construction facility will be used to fund the development and construction of the Spokane Valley Mall in Spokane,
Washington.  The construction loan has a three-year term with an optional two-year extension and is secured by the Spokane Valley Mall and guaranteed by the Operating Partnership.  There are various interest rates used to calculate interest which vary given the amount of borrowing outstanding.  The various interest rates ranged from 6.88 to 8.25 percent during 1996.  Borrowings outstanding at September 30, 1997 (unaudited) and December 31, 1996 on this loan were
$36,336 and $16,943, respectively.

As part of the June 1, 1997 acquisition (Note 3), the Operating Partnership assumed a loan which had a balance of $12,902 at September 30, 1997 (unaudited).

The following summarizes the scheduled maturities of borrowings at December
31, 1996 (reflecting the Operating Partnership's exercise of options to extend both the $50,000 and $25,000 credit facilities in January 1997):

                                       F-10


            PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS
                    (DOLLARS IN THOUSANDS -
            EXCEPT PER SHARE AND PARTNERSHIP UNIT AMOUNTS)




               Year                                    Total
               ----                                 ----------
               1997 . . . . . . . . . . . . . . . . $      183
               1998 . . . . . . . . . . . . . . . .     44,199
               1999 . . . . . . . . . . . . . . . .     21,345
               2000 . . . . . . . . . . . . . . . .         69
               2001 . . . . . . . . . . . . . . . .     96,579
                                                    ----------
                                                    $  162,375
                                                    ==========



7.   RENTAL INCOME

Substantially all real estate held for investment is leased to retail and commercial tenants under arrangements which generally require the tenants to pay property taxes, insurance and maintenance charges. These operating leases generally range from 1 to 25 years and provide for minimum monthly rents and in certain instances percentage rents based on tenants' sales.

All non-cancelable leases, assuming no new or renegotiated leases or option extensions, in effect at December 31, 1996 provide for the following minimum future rental income:

               Year                                    Total
               ----                                 ----------
               1997 . . . . . . . . . . . . . . . . $   47,787
               1998 . . . . . . . . . . . . . . . .     42,773
               1999 . . . . . . . . . . . . . . . .     37,030
               2000 . . . . . . . . . . . . . . . .     32,397
               2001 . . . . . . . . . . . . . . . .     26,235
               Thereafter . . . . . . . . . . . . .    143,006
                                                    ----------
                                                    $  329,228
                                                    ==========

8.   COMMITMENTS AND CONTINGENCIES


Future minimum rental payments under the terms of all non-cancelable operating leases under which the Operating Partnership is the lessee, principally for ground leases, are as follows:


               Year                                    Total
               ----                                 ----------
               1997 . . . . . . . . . . . . . . . . $      550
               1998 . . . . . . . . . . . . . . . .        544
               1999 . . . . . . . . . . . . . . . .        541
               2000 . . . . . . . . . . . . . . . .        541
               2001 . . . . . . . . . . . . . . . .        538
               Thereafter . . . . . . . . . . . . .     20,038
                                                    ----------
                                                    $   22,752
                                                    ==========


The Operating Partnership is a defendant in certain litigation relating to its business activities. Management does not believe that the resolution of these matters will have a materially adverse effect upon the Operating Partnership.



9.   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


During the years ended December 31, 1996 and 1995, non-cash investing and financing transactions included the write-off of capitalized tenant allowances of $159 and $1,281, respectively. Also, during 1996, the holders of limited partnership units elected to convert 16,000 units having a recorded value of $164 into shares of common stock of the Company. At September 30, 1997 distributions accrued but not paid totaled $9,234 (unaudited).

            PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS
                    (DOLLARS IN THOUSANDS -
            EXCEPT PER SHARE AND PARTNERSHIP UNIT AMOUNTS)


For the period January 21, 1994 to December 31, 1994, the following non-cash investing and financing transactions occurred:

  Step up in Real Estate Assets for Cottonwood Mall Equity
   Buyout . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  16,324
  Exchange of Debt due to an affiliated entity for 200,000
   Shares of Price Group Stock and partnership units. . . . . .      5,664
  Exchange of Borrowings by Various Partners for partnership
   units. . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,174
  Restricted Cash Used to Pay Off Debt. . . . . . . . . . . . .      1,851
  Reclassification of owners'/shareholders' deficit to
   partners' capital. . . . . . . . . . . . . . . . . . . . . .      7,307
  Issuance of Note Payable in connection with Land Purchase . .      2,113
  Buildings and Improvements Reclassified to Property,
   Furniture and Fixtures . . . . . . . . . . . . . . . . . . .        181
  Distribution of Property for Buyout of Minority Interest
   Holders. . . . . . . . . . . . . . . . . . . . . . . . . . .        202


Interest paid (net of capitalized amounts of $1,261, $788 and $656 for the year ended December 31, 1996, 1995 and for the period January 21, 1994 to December 31, 1994, respectively) aggregated $7,707, $6,597 and $6,566 for the year ended December 31, 1996 and 1995 and for the period January 21, 1994 to December 31, 1994, respectively.


10.   RELATED PARTY TRANSACTIONS


The Operating Partnership and Predecessor Companies lease computer services from Alta Computer Services, Inc. ("Alta"). Alta is majority owned by three directors of the Company. The Operating Partnership paid $194, $196 and $208 in 1996, 1995 and 1994, respectively, for such services.

The Operating Partnership has entered into a management agreement under which the Operating Partnership performs certain accounting and management functions on behalf of a related entity whose majority owner is the Chairman of the Board of Directors of the Company. Management fees collected by the Operating Partnership under this agreement aggregated $72, $72 and $68 in 1996, 1995 and 1994, respectively.



11.   STOCK OPTION PLAN


On October 26, 1993, the Company adopted a plan (the "1993 Stock Option Plan") which authorizes the discretionary grant by the Executive Compensation Committee, of options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, to key employees of the Company and the discretionary grant of nonqualified stock options to key employees, directors and consultants. The maximum number of shares of common stock of the Company subject to option under the 1993 Stock Option Plan is 1,100,000. The proceeds received by the Company upon exercise of options are contributed to the Operating Partnership in exchange for the issuance of an equivalent number of partnership units. No stock options may be granted after ten years from the date of adoption and options must be granted at a price generally not less than the fair market value of the Company's common stock at the date of grant. These options vest over a period of one to five years.


A summary of the 1993 Stock Option Plan activity is set forth below:

                                                 Number of    Option Price
                                                  Shares        per Share
                                             ------------    --------------
     Outstanding at
      December 31, 1993 . . . . . . . . . .            --                --
     Granted. . . . . . . . . . . . . . . .       550,000     $ 17.50-20.38
     Exercised. . . . . . . . . . . . . . .            --                --
     Forfeited. . . . . . . . . . . . . . .            --                --
                                             ------------     -------------
     Outstanding at
      December 31, 1994 . . . . . . . . . .       550,000             17.50
     Granted. . . . . . . . . . . . . . . .         7,000             19.13
     Exercised. . . . . . . . . . . . . . .       (55,000)            17.50
     Forfeited. . . . . . . . . . . . . . .        (8,000)            17.50
                                             ------------     -------------

                                      F-12


            PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS
                    (DOLLARS IN THOUSANDS -
            EXCEPT PER SHARE AND PARTNERSHIP UNIT AMOUNTS)


     Outstanding at
      December 31, 1995 . . . . . . . . . .       494,000       17.50-20.38
     Granted. . . . . . . . . . . . . . . .       107,000       20.00-20.25
     Exercised. . . . . . . . . . . . . . .       (22,000)      17.50-19.13
     Forfeited. . . . . . . . . . . . . . .       (21,000)      17.50-20.00
                                             ------------     -------------
     Outstanding at
      December 31, 1996 . . . . . . . . . .       558,000     $ 17.50-20.38
                                             ============     =============

At December 31, 1996, 178,000 options are fully vested and exercisable.


The fair value of options granted during 1996 and 1995 were determined using the following assumptions in the valuation method prescribed by SFAS 123.
The weighted average assumptions for 1996 and 1995, respectively: risk-free interest rate ranged from 5.50% to 6.68% in 1996 and 6.96% in 1995, expected life of 10 years, dividend yield of 7%, and expected volatility range of 16% to 17% in 1996 and 20% for 1995. The fair values of options granted during 1996 and 1995 using the above assumptions are $43, and $16, respectively. Had the Operating Partnership recorded the options at their fair value, net income and earnings per unit for the years ended December 31, 1996 and 1995 would have been as follows:


                                             For the Year      For the Year
                                                Ended             Ended
                                                1996               1995
                                             ------------      ------------
     Net Income . . . . . . . . . . . . . .  $     28,451      $     22,707
                                             ============      ============
     Earnings Per Unit. . . . . . . . . . .  $       1.45      $       1.26
                                             ============      ============


12.  EMPLOYEE BENEFIT PLANS

     401(k) PLAN

During 1994, the Company adopted a 401(k) defined contribution plan covering substantially all of the officers and employees of the Company and subsidiaries which permits participants to defer up to a maximum of 15% of their compensation. The Company will match
50% of the employee's contribution up to a maximum of $1 per year. Employees who have completed at least one year of service, working full-time, and have attained the age of 21 are eligible to participate in the plan. The employees' contributions, together with contributions from the Company are immediately vested. The Company's contribution to the plan for the years ended December 31, 1996, 1995 and 1994 (which were reimbursed by the Operating Partnership) were $40, $40 and $22, respectively. The 401(k) plan is fully funded at December 31, 1996.


     RETIREMENT PLAN

During 1995, the Company adopted a retirement plan covering substantially all of the officers and employees of the Company, wherein the Company contributes 3% of the participant's base compensation. Employees working a minimum of 1,000 hours per year and who have attained the age of 21 are eligible to participate in the plan. The Company's contribution vests 20% per year. Once an employee has been with the Company five years, all contributions are fully vested.
Years of service include service with Predecessor Companies. The Company's contribution to the plan for the years ended December 31, 1996 and 1995 (which were reimbursed by the Operating Partnership) were $150 and $119, respectively. The retirement plan is fully funded at December 31, 1996.



13.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management using available market information. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Operating Partnership could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Accounts and notes receivable, accounts payable, accrued expenses and due to affiliates at December 31, 1996 and 1995 are carried at amounts which reasonably approximate their fair values.


Borrowings with an aggregate carrying value of $162,375 and $106,406 have an estimated aggregate fair value of $158,287 and $105,362 at December 31, 1996 and 1995, respectively. Estimated fair value is based on interest rates currently available to the Operating Partnership for issuance of borrowings with similar terms and remaining maturities.



14.  DISTRIBUTIONS PER UNIT

Distributions paid per unit for the year ended December 31, 1996 and 1995, are summarized as follows:

     DISTRIBUTIONS:

                                    Date
                 1996               Paid                 Total
              ----------         ----------            ----------
              1st Quarter          4/23/96             $     .420
              2nd Quarter          7/23/96                   .420
              3rd Quarter         10/22/96                   .420
              4th Quarter         12/30/96                   .435
                                                       ----------
                                                       $    1.695
                                                       ==========

                                    Date
                 1995               Paid                 Total
              ----------         ----------            ----------
              1st Quarter          4/18/95             $     .405
              2nd Quarter          7/18/95                   .405
              3rd Quarter         10/24/95                   .405
              4th Quarter         12/28/95                   .420
                                                       ----------
                                                       $    1.635



15.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Financial information for each of the quarters in the year ended December 31, 1996 and 1995 are as follows:

                            First       Second       Third       Fourth
                          ---------   ---------    ---------    ---------
1996:
Revenues. . . . . . . .   $  16,942   $  18,407    $  18,497    $  19,103
Income Before Minority
 Interest, Equity in Net
 Loss of Partnership
 Interest and Gain on
 Sale of Real Estate. .       6,693       7,234        7,088        7,774
Net Income. . . . . . .       6,696       7,068        7,059        7,671
Net Income per
 Partnership Unit . . .         .34         .36          .36          .39

1995:
Revenues. . . . . . . .   $  13,568   $  13,905    $  15,620    $  17,857
Income Before Minority
 Interest, Equity in Net
 Loss of Partnership
 Interest and Gain on
Sale of Real Estate . .       5,193       5,102        5,765        6,350
Net Income. . . . . . .       5,066       4,968        5,636        7,053
 Net Income per
  Partnership Unit. . .         .30         .30          .30          .36

          PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP

                                                        SCHEDULE II


                 VALUATIONS AND QUALIFYING ACCOUNTS
         FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                      (DOLLARS IN THOUSANDS)


                     BALANCE AT
                      BEGINNING  CHARGED TO            BALANCE AT
                       OF YEAR    EXPENSE   DEDUCTIONS END OF YEAR
                     -----------  --------  ---------- -----------
Year ended December
 31, 1996
  Allowance for
   uncollectible
   accounts. . . . .  $    504    $   340    $    355   $     489

Year ended December
 31, 1995
   Allowance for
    uncollectible
    accounts . . . .       437        258         191         504

Year ended December
 31, 1994
   Allowance for
    uncollectible
    accounts               564        212         339         437


                  PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP

                                                        SCHEDULE III

                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

                                                              GROSS AMOUNT AT WHICH CARRIED
                                 INITIAL COSTS    CAPITALIZED       AT CLOSE OF PERIOD
              DEPRE-
                               ------------------- SUBSEQUENT -----------------------------
              CIABLE
                      RELATED         BUILDING &      TO              BLDG.             ACCUMULATED    DATE OF
    DATE    LIVES-
                   ENCUMBRANCES LAND IMPROVEMENTS ACQUISITION LAND   IMPROV.   TOTAL(1) DEPRECIATION
CONSTRUCTION ACQUIRED  YEARS
                   ------------ ---- ------------ ----------- ------ --------  -------- ------------
------------ -------- ------
DESCRIPTION
-----------
MALLS:
Animas Valley Mall,
  Farmington, NM     $ 15,098   $3,902 $  24,059  $      20   $ 3,902 $24,079  $ 27,981  $      908         --
       1995      40
Boise Towne Square,
  Boise, ID            32,475    6,512        --     37,347     6,512  37,347    43,859      11,316    1987-88
    1985-86    5-40
Cache Valley Mall,
  Logan, UT             5,781      909        --      8,382       909   8,382     9,291       4,029    1975-76
    1973-75   10-40
Cottonwood Mall,
  Salt Lake City, UT   19,857    7,514    20,776     30,544     7,514  51,320    58,834      16,382    1981-87
       1980    4-40
Eastridge Mall,
 Casper, WY           13,237    4,300    19,896        315     4,300   20,211    24,511         774         --
       1995      40
Grand Teton Mall,
  Idaho Falls, ID          --    5,802    28,614         --     5,802  28,614    34,416         531         --
       1996      40
North Plains Mall,
  Clovis, NM            5,472    1,592        --     10,784     1,592  10,784    12,376       3,121    1984-85
    1979-84   10-40
Pine Ridge Mall,
  Pocatello, ID        10,019    1,883        --     21,468     1,883  21,468    23,351       7,352    1979-81
       1979   10-40
Red Cliffs Mall,
  St. George, UT        6,299      903        --     12,586       903  12,586    13,489       2,493    1989-90
       1989    3-40
Three Rivers Mall,
  Kelso, WA            10,174    1,977        --     20,088     1,977  20,088    22,065       4,416    1986-87
       1984   10-40
White Mountain Mall,
  Rock Springs, WY      5,083    1,120        --     15,640     1,120  15,640    16,760       5,553    1977-78
       1977      40

COMMUNITY CENTERS &
  FREE-STANDING RETAIL:
Alameda Plaza,
  Pocatello, ID         1,178      500        --      3,365       500   3,365     3,865       1,752       1973
       1973      40
Anaheim Plaza,
  Anaheim, CA              --       --        --         54        --      54        54          27    1980-81
       1979      40
Arctic Circle Granger,
  West Valley City, UT     --       48        --         50        48      50        98          30       1973
       1971      40
Austin Bluffs Plaza,
  Colorado Springs, CO     --    1,488        --      1,943     1,488   1,943     3,431         537       1985
       1979    3-40
Bailey Hills Plaza,
 Eugene, OR                --      157        --        317       157     317       474          39    1988-89
       1988      40
Bank One,
  Nephi, UT                --       17       183         --        17     183       200         135         --
       1976      40
Baskin Robbins 17th St.,
  Idaho Falls, ID          --        8        66          8         8      74        82          16         --
       1988      40
Boise Plaza,
  Boise, ID                --      322        --      1,382       322   1,382     1,704         866    1970-71
       1970      40
Cottonwood Square,
  Salt Lake City, UT       --    1,926     3,535         --     1,926   3,535     5,461          88         --
       1995      40
Division Crossing,
  Portland, OR          3,468    2,429        --      4,484     2,429   4,484     6,913         694    1990-91
       1990   20-40
Twin Falls Crossing,
  Twin Falls, ID           --      125        --        776       125     776       901         387       1976
       1975      40
Fort Union Plaza,
  Salt Lake City, UT       --       21        --      1,668        21   1,668     1,689         586    1979-84
         --      40
Fremont Plaza,
  Las Vegas, NV            --       --        --      2,254        --   2,254     2,254       1,075    1976-80
         --      40
Fry's Shopping Plaza,
  Glendale, AZ          1,950      353        --      4,579     1,253   3,679     4,932       1,437    1980-81
       1980      40
Gateway Crossing,
  Bountiful, UT            --    3,644        --      8,480     3,644   8,480    12,124         827    1990-92
       1990      40
Halsey Crossing,
  Gresham, OR              --       --        --      2,302        --   2,302     2,302         416    1989-91
         --    4-40
North Temple Shops,
  Salt Lake City, UT       --       60        --        177        60     177       237          76       1970
       1970      40

                                                                                      (continued)

                                      F-16


                                        PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP

                                            REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                        DECEMBER 31, 1996
                                                     (DOLLARS IN THOUSANDS)

                                                              GROSS AMOUNT AT WHICH CARRIED
                                 INITIAL COSTS    CAPITALIZED       AT CLOSE OF PERIOD
              DEPRE-
                               ------------------- SUBSEQUENT -----------------------------
              CIABLE
                      RELATED         BUILDING &      TO              BLDG.             ACCUMULATED    DATE OF
    DATE    LIVES-
                   ENCUMBRANCES LAND IMPROVEMENTS ACQUISITION LAND   IMPROV.   TOTAL(1) DEPRECIATION
CONSTRUCTION ACQUIRED  YEARS
                   ------------ ---- ------------ ----------- ------ --------  -------- ------------
------------ -------- ------
DESCRIPTION
-----------
Orem Plaza Center Street,
  Orem, UT                 --      371       330      1,091       344   1,448     1,792         531    1976-87
       1973   10-40
Orem Plaza State Street,
  Orem, UT                 --      126        --        627       126     627       753         326       1975
       1973   29-40
Plaza 800,
  Reno, NV                 --       33     2,969          8        33   2,977     3,010       1,592       1974
         --      40
Plaza 9400,
  Sandy, UT             1,517       --        --      4,555        --   4,555     4,555       1,835    1976-84
         --   10-40
Red Cliffs Plaza,
  St. George, UT           --       --     2,403         --        --   2,403     2,403         135    1994-95
    1994-95      40
River Pointe Plaza,
  West Jordan, UT       1,762    1,130        --      2,670     1,130   2,670     3,800         640    1987-88
    1986-87    5-40
Riverside Plaza,
  Provo, UT                --      427     1,886      1,206       427   3,092     3,519       1,379    1978-81
       1977      40
University Crossing,
  Orem, UT              1,710      230        --      4,411       230   4,411     4,641       1,575    1971-92
       1971      40
Woodlands Village,
  Flagstaff, AZ         4,080    2,068     5,329        228     2,068   5,557     7,625         308         --
       1994      40
Yellowstone Square,
  Idaho Falls, ID          --      355        --      4,552       355   4,552     4,907       2,422    1972-77
       1972      40

COMMERCIAL:
First Security Place,
  Boise, ID                --      301        --      3,248       300   3,249     3,549       1,388    1978-80
      1978    10-40
Price Business Center-
  Pioneer Square,
  Salt Lake City, UT       --      658        --     10,165       658  10,165    10,823       3,006    1974-92
      1973     3-40
Price Business Center-
  South Main,
  Salt Lake City, UT       --      317        --      2,640       317   2,640     2,957       1,302    1967-82
   1966-81     3-40
Price Business Center-
  Timesquare,
  Salt Lake City, UT       --      581        --      8,723       581   8,723     9,304       3,275    1974-80
   1972-80     5-40
Sears-Eastbay,
  Provo, UT             2,072      275        --      2,097       275   2,097     2,372         423    1989-90
      1989       40
Price Business Center,
  Commerce Park,
  West Valley City, UT     --      415     2,109      8,153     1,147   9,530    10,677       1,109       1980
   1973-95       40

     OTHER REAL ESTATE:
Spokane Valley Center,
  Spokane, WA          16,943    6,708        --     28,054     6,708  28,054    34,762          --
1990-96(2)     1990       40
Miscellaneous Real
  Estate                   --    6,601        67      1,470     6,603   1,535     8,138         209         --
   1980-95       40
                ------------- -------- ---------  ---------  -------- ------- ---------  ----------

TOTAL           $     158,175 $ 68,108 $ 112,222  $ 272,911  $ 69,714 $383,527 $453,241 $   87,318
                ============= ========  ========  =========  ======== =========   =========   ==========


---------------------
(1)The aggregate cost for Federal Income Tax purposes was approximately $459,179 at December 31, 1996.
(2)Construction in progress as of December 31, 1996.

                                 (continued)

          PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP

             REAL ESTATE AND ACCUMULATED DEPRECIATION
                         DECEMBER 31, 1996
                      (DOLLARS IN THOUSANDS)


A summary of activity for real estate investments and accumulated depreciation is as follows:

                                    Years Ended December 31,
                           ----------------------------------------
                                 1996        1995        1994
                              ----------  ----------  ----------
Real Estate Investments:
 Balance at Beginning
   of Year . . . . . . . . .  $  388,205  $  321,242  $  286,719
  Acquisitions . . . . . . .      37,055      59,081       7,723
  Improvements . . . . . . .      28,268       9,903      27,459
  Disposition of Property. .        (287)     (2,021)       (659)
                              ----------  ----------  ----------
 Balance at End of Year. . .  $  453,241  $  388,205  $  321,242
                              ==========  ==========  ==========

Accumulated Depreciation:
 Balance at Beginning
  of Year. . . . . . . . . .  $   77,462  $   69,660  $   62,105
  Depreciation . . . . . . .      10,015       9,386       7,768
  Depreciation of Disposed
   Property. . . . . . . . .        (159)     (1,584)       (213)
                              ----------  ----------  ----------
 Balance at End of Year. . .  $   87,318  $   77,462  $   69,660
                              ==========  ==========  ==========


          PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
            FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1997
              AND FOR THE YEAR ENDED DECEMBER 31, 1996
          (DOLLARS IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)


(UNAUDITED)


On April 4, 1996, the Operating Partnership acquired the Grand Teton Mall located in Idaho Falls, Idaho for approximately $34,400. The acquisition was financed utilizing borrowings on the $50,000 credit facility. On
January 28, 1997, the Company sold 1,500,000 shares of common stock in an underwritten public offering at an offering price of $27.125 per share.
Net proceeds of $38,600 were contributed to the Operating Partnership in exchange for additional partnership units. The Operating Partnership used the net proceeds to repay borrowings under the $50,000 Credit Facility. On June 1, 1997, the Operating Partnership acquired the remaining 70% interest in Silver Lake Mall by issuing 72,000 partnership units and assuming $24,755 in debt. On June 30, 1997, the Operating Partnership acquired Visalia Mall for $38,000 paying $1,000 from operations and $37,000 from borrowings.

The following unaudited pro forma condensed consolidated statement of operations for the nine month period ended September 30, 1997 is presented as if the offering of common stock purchasing additional partnership units and the acquisition of the properties purchased on June 1, 1997 and June 30, 1997 had occurred on January 1, 1997. The unaudited pro forma condensed statement of operations for the year ended December 31, 1996 is presented as if the public offering of common stock purchasing additional partnership units and the acquisition of the properties purchased on April 4, 1996, June 1, 1997 and June 30, 1997 had occurred on January 1, 1996.

Pro forma information is based upon the historical consolidated results of operations of the Operating Partnership for the nine-month period ended September 30, 1997 and for the year ended December 31, 1996, giving effect to the transactions described above. The pro forma condensed consolidated statement of operations should be read in conjunction with the historical financial statements and notes thereto of the Operating Partnership included elsewhere herein.

The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of what the actual results of operations of the Operating Partnership would have been assuming the transactions had been completed as set forth above, nor does it purport to represent the Operating Partnership's results of operations for future periods.

          PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
        FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997
   (DOLLARS IN THOUSANDS - EXCEPT PER PARTNERSHIP UNIT AMOUNTS)

(UNAUDITED)

                                     Acquired
                      Operating    Properties and     Operating
                     Partnership  Partnership Units   Partnership
                    Historical(A)     Issued(B)        Pro Forma
                    -------------   -------------    -------------
REVENUES
Minimum Rents. . .  $     41,761  $       3,222    $       44,983
Percentage and
  Overage Rents. .         3,087              64            3,151
Recoveries from
  Tenants. . . . .        12,911           1,444           14,355
Interest and
  Other Income . .         1,006            (104)(C)          902
                    -------------   -------------    -------------

                           58,765           4,626           63,391

EXPENSES
Operating Expenses
  Before Depreciation
  and Interest . .         19,368           1,718           21,086
Interest . . . . .          5,899           1,659(D)         7,558
Depreciation and
  Amortization . .          9,576             660(E)        10,236
                    -------------   -------------    -------------
   Net Operating
    Income . . . .         23,922             589           24,511

Minority Interests
  in Income of
  Consolidated
  Partnerships . .           (299)             --             (299)
Gain of Sale of
  Real Estate. . .            339              --              339
                    -------------   -------------    -------------
Net Income . . . .  $      23,962   $         589    $      24,551
                    =============   =============    =============

Net Income Per
  Partnership
  Unit . . . . . .  $       1.14                    $        1.15
                    =============                    =============
Weighted Average
  Number of
  Partnership Units
  Outstanding          21,068,988                       21,262,932
                    =============                    =============

(A) Reflects the Operating Partnership's historical consolidated statement of operations for the period January 1, 1997 to September 30, 1997.

(B) Reflects revenues and certain expenses of the properties acquired on June 1, 1997 and June 30, 1997 for the five months ended May 31, 1997 and the nine months ended September 30, 1997, respectively, and the partnership units issued as a result of the common stock offering on January 28, 1997 of the Company, as if consummated on January 1, 1997.

(C) Reflects a reduction in outside management fees for the Operating Partnership received for management services of Silver Lake Mall prior to the acquisition.

(D) Reflects interest expense on borrowings outstanding under the revolving Credit Facilities, drawn for purposes of the acquisition of the properties, at a rate equal to the average interest rate incurred under the Credit Facilities, and interest on assumed debt at 8.5% fixed rate. A change in the interest rate of 1/8% on the Credit Facility used to finance the acquisition of the properties would result in $44 interest expense increase or decrease for the nine-month period ended September 30, 1997.

     Interest expense is reduced for the period January 1, 1997 through February 11, 1997 by $289, reflecting the $38,600 in net proceeds from the partnership units issued as a result of the January 28, 1997 common stock offering of the Company.
     The proceeds were used to retire borrowings outstanding on the Operating Partnership's $50,000 Credit Facility.

(E) Reflects depreciation on the purchase price allocated to buildings over a 40-year useful life.

          PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
             AND FOR THE YEAR ENDED DECEMBER 31, 1996
   (DOLLARS IN THOUSANDS - EXCEPT PER PARTNERSHIP UNIT AMOUNTS)

(UNAUDITED)

                                     Acquired
                     Operating     Properties and      Operating
                    Partnership   Partnership Units   Partnership
                    Historical(A)     Issued(B)        Pro Forma
                    -------------   -------------    -------------
REVENUES
 Minimum Rents . .  $      52,447   $       7,650    $      60,097
 Percentage and
  Overage Rents. .          4,061             338            4,399
 Recoveries from
  Tenants. . . . .         15,557           3,094           18,651
 Interest and
  Other Income . .            884            (148)(C)          736
                    -------------   -------------    -------------

                           72,949          10,934           83,883

EXPENSES
 Operating Expenses
  Before Depreciation
  and Interest . .         24,405           3,885           28,290
 Interest. . . . .          7,776           2,667(D)        10,443
 Depreciation and
  Amortization . .         11,979           1,500(E)        13,479
                    -------------   -------------    -------------
    Net Operating
    Income . . . .         28,789           2,882           31,671

 Minority Interests
  in Income of
  Consolidated
  Partnerships . .           (389)             --             (389)
 Gain on Sale of
  Real Estate. . .             94              --               94
                    -------------   -------------    -------------

   Net Income. . .  $      28,494   $       2,882    $      31,376
                    =============   =============    =============
 Net Income Per
  Partnership
  Unit . . . . . .  $        1.45                    $        1.50
                    =============                    =============
 Weighted Average
   Number of
   Partnership
   Units
   Outstanding . .     19,667,865                       20,962,028
                    =============                    =============

(UNAUDITED)
(A) Reflects the Operating Partnership's historical consolidated statement of operations for the period January 1, 1996 to December 31, 1996.

(B) Reflects revenues and expenses of the properties acquired on April 4, 1996, June 1, 1997 and June 30, 1997, and the partnership units issued as a result of the common stock offering on January 28, 1997 of the Company, as if consummated on January 1, 1996.

(C) Adjustment reflects a reduction in outside management fees for the Operating Partnership received for management services of Silver Lake Mall prior to the acquisition.

(D) Reflects interest expense on borrowings outstanding under the revolving Credit Facilities, drawn for purposes of the acquisition of the properties, at a rate equal to the average interest rate incurred under the Credit Facilities, and interest on assumed debt at 8.5% fixed rate. A change in the interest rate of 1/8% on the Credit Facility used to finance the acquisition of the properties would result in $58 interest expense increase or decrease.

     Interest expense is reduced by using the $38,600 in net proceeds from issuing units from the January 28, 1997 common stock offering. The proceeds were used to retire borrowings outstanding on the Operating Partnership's $50,000 Credit Facility. Prior to April 4, 1996, only $10,000 was outstanding on this Credit Facility. As a result, the interest expense reduction is computed based on that amount during the period January 1, 1996 to April 4, 1996.

(E) Reflects depreciation on the purchase price allocated to buildings, over a 40-year useful life.

          PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
               SELECTED FINANCIAL AND OTHER DATA
     (DOLLARS IN THOUSANDS - EXCEPT PER PARTNERSHIP UNIT AMOUNTS)


                                        OPERATING PARTNERSHIP HISTORICAL                   PREDECESSOR COMPANIES
                                 --------------------------------------------------------------------------------------

                                JANUARY 1,   JANUARY 1,                      JANUARY 21,     HISTORICAL     HISTORICAL
                                1997 TO       1996 TO      YEAR     YEAR      1994 TO     JANUARY 1, 1994   YEAR ENDED
                              SEPTEMBER 30, SEPTEMBER 30, ENDED    ENDED     DECEMBER 31, TO JANUARY 20,  DECEMBER 31,
                                   1997        1996        1996     1995        1994           1994       1993     1992
                                 --------    --------    -------  -------     --------       --------   -------  -------
REVENUES . . . . . . . . . . .   $ 58,765    $ 53,846   $ 72,949  $ 60,950    $ 50,071      $  2,578  $  47,728 $  45,610
                                 --------    --------   --------  --------    --------      --------  --------- ---------
EXPENSES
Operating Expenses before
  Interest, Depreciation
  and Amortization . . . . . .     19,368      18,213     24,405    20,389      17,090           893     17,226    17,012

Interest . . . . . . . . . . .     5,899       5,695      7,776      6,623       5,873           826     18,482    18,852

Depreciation and
  Amortization . . . . . . . .      9,576       8,923     11,979    11,528       8,734           430      8,530     7,882
                                 --------    --------   --------  --------     -------       -------   --------  --------

   Total . . . . . . . . . . .     34,843      32,831     44,160    38,540      31,697         2,149     44,238    43,746
                                 --------    --------   --------  --------     -------       -------   --------  --------

                                   23,922      21,015     28,789    22,410      18,374           429      3,490     1,864

Minority Interests in Income
  of Consolidated
  Partnerships                       (299)       (297)      (389)     (421)       (277)           --       (251)     (254)

Equity in Net Loss of
  Partnership Interest . . . .         --          --         --      (184)        (82)            7       (238)     (238)

Gain (Loss) of Sales of
  Real Estate. . . . . . . . .        339          94         94       918          --            --        607       531
                                 --------    --------   --------  --------    --------      --------   --------  --------
Income Before Extraordinary
  Item . . . . . . . . . . . .     23,962      20,812     28,494    22,723      18,015           436      3,608     1,903

Extraordinary Item-Loss on
  Extinguishment of Debt . . .         --          --         --        --      (6,670)           --        --        --
                                 --------    --------   --------  --------    --------      --------   --------  --------

  Net Income . . . . . . . . .   $ 23,962    $ 20,812   $ 28,494  $ 22,723    $ 11,345      $    436   $  3,608  $  1,903
                                 ========    ========   ========  ========    ========      ========   ========  ========

  Income Before Extraordinary
   Item. . . . . . . . . . . .   $   1.14    $   1.06   $   1.45  $   1.26   $    1.06

Extraordinary Item . . . . . .         --          --         --        --         (39)
                                 --------    --------   --------  --------    --------
  Net Income per Partnership
   Unit (1). . . . . . . . . .   $   1.14    $   1.06   $   1.45  $   1.26    $    .67
                                 ========    ========   ========  ========    ========
  Distribution per
   Partnership Unit. . . . . .   $  1.305    $   1.26   $  1.695  $  1.635    $  1.525
                                 ========    ========   ========  ========    ========


___________

(1)  Based on 20,969,047, 19,667,865, 18,037,429 and 16,922,809 weighted average number of partnership units outstanding for the period June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively.

          PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
               SELECTED FINANCIAL AND OTHER DATA
                     (DOLLARS IN THOUSANDS)


                                        OPERATING PARTNERSHIP HISTORICAL                      PREDECESSOR COMPANIES
                                 -----------------------------------------------------------------------------------

                                 JANUARY 1,                         JANUARY 21,       HISTORICAL          HISTORICAL
                                  1997         YEAR        YEAR      1994   TO      JANUARY 1, 1994       YEAR ENDED
                             TO SEPTEMBER 30,    ENDED       ENDED   DECEMBER 31,    TO JANUARY 20,     DECEMBER 31,
                                   1997        1996        1995        1994             1994           1993     1992
                                 --------    --------    --------  -----------        -----------   --------- -------

BALANCE SHEET DATA
Real Estate, before Accumulated
  Depreciation . . . . . . . . . $ 563,089   $ 453,241  $ 388,205   $  321,242             N/A      $  286,719 $280,911

Total Assets . . . . . . . . . .   487,748     381,360    327,061      281,696             N/A         236,482  237,867

Total Debt . . . . . . . . . . .   216,456     162,375    106,406      108,741             N/A         235,799  232,195

Partners' Capital (Deficit). . .    241,675    204,666    209,742      163,073             N/A          (6,951)  (1,721)



                                                                NUMBER OF PROPERTIES/TOTAL GLA
                                  ----------------------------------------------------------------------------------------
                                    SEPTEMBER 30,                                 DECEMBER 31,
                                  ----------------------------------------------------------------------------------------
                                      1997             1996          1995          1994          1993         1992
                                  ------------     ------------  ------------  ------------  ------------ ------------
Number of Properties at
  Year End. . . . . . . . . . .             46               44            43            40            38        38
                                  ============     ============  ============  ============  ============ ============
Total GLA in square feet at
  Year End:

Malls . . . . . . . . . . . . .      7,026,000        5,553,000     5,020,000     3,898,000     3,855,000    3,849,000
Community Centers and Free-Standing
  Retail Properties . . . . . .      3,089,000        3,091,000     3,091,000     2,997,000     2,742,000    2,720,000

Commercial Properties . . . . .      1,418,000        1,418,000     1,394,000     1,113,000     1,113,000    1,108,000
                                  ------------     ------------  ------------  ------------  ------------ ------------

   Total. . . . . . . . . . . .     11,533,000       10,062,000     9,505,000     8,008,000     7,710,000    7,677,000
                                  ============     ============  ============  ============  ============ ============

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the fees and expenses (not including underwriting commissions and fees) in connection with the issuance and distribution of the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee, all amounts are estimates.

Securities and Exchange Commission
  registration fee..................................................................     $105,171

NYSE filing fees....................................................................      _______*

Accounting fees and expenses........................................................      _______*

Attorneys' fees and expenses........................................................      _______*

Miscellaneous expenses..............................................................      _______*

      Total.........................................................................     $_______*

_____________________
*     To be filed  by amendment  or by a current report on Form 8-K pursuant to the Securities
      Exchange Act of 1934, as appropriate.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      As permitted by the Maryland General Corporation Law (the "MGCL"), the Company's Charter obligates the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for these individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Company's By-Laws obligate the Company to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      The MGCL permits the Articles of Incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is provided that the person actually received an improper benefit or profit in money, property or services or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.



ITEM 16.  EXHIBITS.

      1.1   Form of Underwriting Agreement (for Common Stock)*
      1.2   Form of Underwriting Agreement (for Preferred Stock)*
      1.3   Form of Underwriting Agreement (for Common Stock Warrants)*

      1.4   Form of Underwriting Agreement (for Debt Securities)*
      3.1   Amended  and  Restated  Articles  of  Incorporation  of the Company
            (incorporated  by  reference  to  Exhibit  3(a)  to  the  Company's
            Registration Statement on Form S-11 (File No. 33-68844))
      3.2   Amended  and  Restated  By-Laws  of  the  Company  (incorporated by reference to Exhibit 3(b) to the Company's Quarterly Report on Form
            10-Q for the quarter ended March 31, 1997 (File No. 1-12560))
      3.3   Form of Articles Supplementary of the Company*
      3.4   Amended  and  Restated  Agreement  of  Limited Partnership  of  the
            Operating Partnership (incorporated by reference  to  Exhibit 10(a)
            to the Company's Registration Statement on Form S-11 (File  No. 33-
            68844))
      4.1   Specimen of Common Stock Certificate (incorporated by reference  to
            Exhibit  4  to  the  Company's  Registration Statement on Form S-11
            (File No. 33-68844))
      4.2   Form of Preferred Stock Certificate*
      4.3   Form of Common Stock Warrant Agreement*
      4.4   Form of Deposit Agreement (for Preferred Stock)*
      4.5   Form of Indenture****
      4.6   Form of Debt Security*
      4.7   Form of Guarantee*
      5.1   Opinion of Rogers & Wells****
      5.2   Opinion of Piper & Marbury L.L.P.****
      8     Opinion of Rogers & Wells re: tax matters*
      12    Calculation of Ratios of Earnings to Fixed Charges*
      23.1  Consent of Price Waterhouse LLP
      23.2  Consent  of Rogers & Wells (contained  in  its  opinions  filed  as
            Exhibits 5.1 and 8)****
      23.3  Consent of  Piper  & Marbury L.L.P. (contained in its opinion filed as Exhibit 5.2)****
      24    Powers of Attorney**
      27    Financial Data Schedule***
      _____________________________
      *     To be filed by amendment  or  by  a  Current  Report  on  Form  8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
      **    Previously filed with the Company's and the Operating
            Partnership's Registration Statement on Form S-3 filed
            September 2, 1997.
      ***   Previously filed with the Company's and the Operating Partnership's
            Pre-Effective  Amendment  No.  1 to their Registration Statement on
            Form S-3 filed on September 26, 1997.
      ****  Previously filed with the Company's and the Operating Partnership's
            Pre-Effective Amendment No. 2 to their Registration  Statement  on
            Form S-3 filed on November 7, 1997.


ITEM 17.  UNDERTAKINGS.

      (a)   Each of the undersigned Registrants hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that subparagraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

      (c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Pre-Effective Amendment No. 3 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on November 14, 1997.


                                    JP REALTY, INC.


                                    By: /S/G. REX FRAZIER
                                        ----------------------------------
                                        G. Rex Frazier
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer


                                    PRICE DEVELOPMENT COMPANY,
                                       LIMITED PARTNERSHIP


                                    By:  JP Realty, Inc., as general partner

                                    By: /S/G. REX FRAZIER
                                        ---------------------------------
                                        G. Rex Frazier
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer





       Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

               NAME                                              TITLE                             DATE
/S/JOHN PRICE*                                    Chairman of the Board of Directors          November 14, 1997
JOHN PRICE                                        and Chief Executive Officer
                                                  (Principal Executive Officer)

/S/G. REX FRAZIER                                 President and Chief Operating               November 14, 1997
G. REX FRAZIER                                    Officer and Director

/S/M. SCOTT COLLINS                               Vice President - Chief Financial            November 14, 1997
M. SCOTT COLLINS                                  Officer and Treasurer (Principal
                                                  Financial and Accounting Officer)

/S/WARREN P. KING*                                Director                                    November 14, 1997
WARREN P. KING

/S/ALLEN P. MARTINDALE*                           Director                                    November 14, 1997
ALLEN P. MARTINDALE

/S/JAMES A. ANDERSON*                             Director                                    November 14, 1997
JAMES A. ANDERSON

/S/SAM W. SOUVALL*                                Director                                    November 14, 1997
SAM W. SOUVALL

/S/ALBERT SUSSMAN*                                Director                                    November 14, 1997
ALBERT SUSSMAN

*By: /S/G. REX FRAZIER
     ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

     EXHIBIT NO.                                    DESCRIPTION                                     PAGE NO.
        1.1  Form of Underwriting Agreement (for Common Stock)*
        1.2  Form of Underwriting Agreement (for Preferred Stock)*
        1.3  Form of Underwriting Agreement (for Common Stock Warrants)*
        1.4  Form of Underwriting Agreement (for Debt Securities)*
        3.1  Amended  and  Restated  Articles  of   Incorporation   for  the  Company
             (incorporated by reference to Exhibit 3(a) to the Company's Registration
             Statement on Form S-11 (File No. 33-68844))
        3.2  Amended  and  Restated By-Laws of the Company (incorporated by reference to Exhibit 3(b)  to  the Company's Quarterly Report on Form 10-Q for the
             quarter ended March 31, 1997 (File No. 1-12560))
        3.3  Form of Articles Supplementary of the Company*
        3.4  Amended and Restated Agreement  of  Limited Partnership of the Operating
             Partnership (incorporated by reference to Exhibit 10(a) to the Company's
             Registration Statement on Form S-11 (File No. 33-68844))
        4.1  Specimen  of  Common Stock Certificate  (incorporated  by  reference  to
             Exhibit 4 to the Company's Registration Statement on Form S-11 (File No.
             33-68844))
        4.2  Form of Preferred Stock Certificate*
        4.3  Form of Common Stock Warrant Agreement*
        4.4  Form of Deposit Agreement (for Preferred Stock)*
        4.5  Form of Indenture****
        4.6  Form of Debt Security*
        4.7  Form of Guarantee*
        5.1  Opinion of Rogers & Wells****
        5.2  Opinion of Piper & Marbury L.L.P.****
        8    Opinion of Rogers & Wells re: tax matters*
        12   Calculation of Ratios of Earnings to Fixed Charges*
        23.1  Consent of Price Waterhouse LLP
        23.2  Consent  of  Rogers & Wells (contained in its opinions filed as Exhibits
              5.1 and 8)****
        23.3  Consent  of  Piper  &  Marbury L.L.P. (contained in its opinion filed as
              Exhibit 5.2)****
        24    Powers of Attorney**
        27    Financial Data Schedule***

______________________
*   To be filed by amendment or by a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
**  Previously filed with the Company's and the Operating Partnership's
    Registration Statement on Form S-3 filed September 2, 1997.
*** Previously filed with the Company's and the Operating Partnership's
    Pre-Effective Amendment No.  1  to  their Registration Statement on
    Form S-3 filed on September 26, 1997.
****Previusly filed with the Company's and the Operating Partnership's
    Pre-Effective Amendment No. 2 to their Registration Statement on Form S-3 filed on November 7, 1997.